PROSPECTUS

                                3,802,281 Shares


                         VENTURES-NATIONAL INCORPORATED

                                  Common Stock
                                 ______________



         This prospectus relates to the resale of up to 3,403,528 shares of common stock and 398,753 shares of common stock underlying warrants of Ventures-National Incorporated by certain selling stockholders identified in this prospectus. All of the shares, when sold will be sold by these selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

         Our shares are quoted on the OTC Bulletin Board, the symbol is TTGH. Our shares have been traded on the OTC Bulletin Board since September 21, 2002. Prior to September 21, 2002 there was no "public market" for shares of our common stock. The most recent sale price for our common stock was $2.30 on April 7, 2003.


         We are a manufacturer of time sensitive, high tech, prototype and pre-production printed circuit boards, providing time-critical printed circuit board manufacturing services to original equipment manufacturers and electronic manufacturing services providers through our wholly-owned subsidiaries Titan EMS, Inc., which we acquired through a merger on August 30, 2002, and Titan PCB East, Inc., a newly formed Delaware corporation that we formed for the purpose of acquiring certain assets of Eastern Manufacturing Corporation, a Massachusetts corporation. We generated revenues of $8,321,292 for the year ended August 31, 2002 and incurred a net loss of $1,730,801. For the three months ended November 30, 2002, we generated revenues of $2,077,169 and incurred a net loss of $1,112,698.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.


                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.








                          -----------------------------



                                 April 10, 2003

                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----

Prospectus Summary.........................................................3
Risk Factors...............................................................7
Use Of Proceeds...........................................................20
Dilution..................................................................20
Capitalization............................................................21
Management's Discussion And Analysis Of Financial Condition And
Results Of Operations And Plan Of Operations..............................23
Business..................................................................38
Market For Common Equity And Related Stockholder Matters..................46
Management................................................................47
Certain Relationships And Related Party Transactions......................54
Security Ownership Of Certain Beneficial Owners And Management............56
Selling Security Holders..................................................58
Description Of Securities.................................................62
Plan Of Distribution......................................................64
Legal Matters.............................................................65
Experts...................................................................65
Index To Financial Statements............................................F-1

                               PROSPECTUS SUMMARY



         The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the related notes beginning on page F-1.

Ventures-National Incorporated

         We are a manufacturer of time sensitive, high tech, prototype and pre-production printed circuit boards ("PCBs") through our wholly-owned subsidiaries Titan EMS, Inc. ("Titan"), which we acquired through a merger (the "Merger") on August 30, 2002, and Titan PCB East, Inc. ("Titan PCB East"), a Delaware corporation that we formed for the purpose of acquiring certain assets of Eastern Manufacturing Corporation. We provide time-critical PCB manufacturing services to original equipment manufacturers and electronic manufacturing services providers. Our prototype PCBs serve as the foundation in many electronic products used in telecommunications, medical devices, automotive, military applications, aviation components, networking and computer equipment. Our time sensitive and high quality manufacturing services enable our customers to shorten the time it takes them to get their products from the research and development phase to the production phase, thus increasing their competitive position. Our focus is on high quality niche PCBs consisting of complex, multi-layered, fine-lines and high-performance materials with delivery cycles between 24 hours and standard 10 day lead times at a value-added price.

         We were incorporated in Utah in 1985 for the purpose of seeking potential business enterprises. In 1987, we acquired the business operations of Woroner Technology and engaged in the manufacturing and sale of products in military and consumer markets until 1990, when these operations were discontinued. After 1990, we were largely inactive until August 30, 2002 when we acquired the business operations of Titan through the issuance of 6,880,490 shares of common stock which at the time represented approximately 81% of our outstanding common stock.

         Beginning in 2001, Titan, through its predecessor SVPC Partners LLC, a Delaware limited liability company that commenced its operations in July 2001 ("SVPC"), began acquiring cutting edge technology equipment, processes, customer lists and orders from competitors unable to remain in business principally due to a severe market downturn and excessive levels of indebtedness. On July 16, 2001, SVPC acquired all of the assets of SVPC Circuit Systems, Inc. and certain assets of Circuit Systems, Inc. ("CSI") pursuant to a combined approved bankruptcy court sale. After these acquisitions, Titan acquired certain system integration division assets out of bankruptcy from creditors of Paragon Electronic Systems, Inc. On August 6, 2002, Titan acquired all of the non-real estate assets and assumed all of the non-term loan liabilities of SVPC in exchange for the issuance to SVPC of 800,000 shares of Titan common stock, pursuant to the terms and conditions of a Contribution Agreement and Assignment and Assumption of Liabilities dated August 6, 2002.

         Our corporate offices and operations are located at 44358 Old Warm Springs Boulevard, Fremont, California 94538. Our telephone number is (510) 824-1200. We have two wholly-owned subsidiaries, Titan and Titan PCB East, each of which maintains business offices at our principal business office in Fremont, California.

Recent Developments

         On February 27, 2003, through our newly-formed subsidiary Titan PCB East, we acquired substantially all of the assets of Eastern Manufacturing Corporation, an Amesbury, Massachusetts-based manufacturer of rigid-flex printed circuits using a patented manufacturing process (the "HVRFlex Process"), for approximately $500,000 in a foreclosure sale from Eastern Manufacturing Corporation's secured lender Eastern Bank. The acquired assets included equipment, work-in-progress, inventory, technology and patent licenses and customer lists. In connection with this acquisition, we were assigned Eastern Manufacturing Corporation's rights under a license agreement with Coesen Inc., a New Hampshire corporation ("Coesen"), to manufacture PCBs using the HVRFlex Process. We also entered into a lease for the facility in Amesbury, Massachusetts previously leased by Eastern Manufacturing Corporation. We financed the acquisition of Eastern Manufacturing Corporation's assets through the issuance and sale on February 27, 2003 of secured promissory notes by Titan PCB East to a limited number of accredited investors in a private placement. The promissory notes have an aggregate face amount equal to $640,000, bear interest at the rate of 24% per annum, payable quarterly, and have an expiration date of February 27, 2004. The promissory notes are secured by substantially all of the assets of Titan PCB East. We expect to repay the promissory notes with the proceeds from the issuance of other short-term promissory notes with more favorable terms. In connection with the issuance of the promissory notes, the investors were issued an aggregate of 320,000 shares of common stock, pro rata according to their respective investment amounts.

         Effective March 5, 2003, we purchased shares of common stock of Coesen representing 33.3% of its issued and outstanding shares of common stock from Mr. Howard Doane, the principal stockholder and an officer and director of Eastern Manufacturing Corporation, in exchange for 30,000 shares of common stock and $5,000 in cash. In connection with the share purchase, David M. Marks, our Chairman, was elected to the Board of Directors of Coesen and Mr. Doane resigned as a director of Coesen. In addition, Mr. Doane and the two other stockholders of Coesen entered into a stockholders agreement with Coesen dated as of March 5, 2003 pursuant to which they agreed not to take actions not in the ordinary course of business without our prior written consent.

         In consideration for the license rights to the proprietary technology of Coesen, we have agreed to pay Coesen a royalty in the amount of 2.0% of revenues derived from our sale of products using this technology, payable on a quarterly basis, subject to Coesen forgiving the royalty payment should certain directors of Coesen be under employment contracts with us.


         Based upon our preliminary review of our results of operations for the three months ended February 28, 2003 and our financial condition at such date, since November 30, 2002, the date of the most recent financial statements included in this prospectus, we have not experienced any adverse events or transactions that have had a material adverse effect on our financial condition or result of operations.

                                  The Offering


         Selling stockholders are offering for resale up to 3,802,281 shares of our common stock which they currently own. We will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus. We will not receive any proceeds from the sale of any of the shares of common stock being registered under this prospectus.


         Our common stock is currently quoted on the OTC Bulletin Board under the symbol "TTGH."


Common Stock Offered
  by the Selling Stockholders.............   Up to an aggregate of
                                             3,802,281 shares of common stock,
                                             including 398,753 shares of common
                                             stock issuable upon the exercise of
                                             warrants held by Selling
                                             Stockholders.


Common Stock Outstanding at
the Date of this Prospectus...............   14,278,757 shares


OTC Bulletin Board
Trading Symbol............................   TTGH


Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

                                 ---------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                   Summary Consolidated Financial Information


         The following table sets forth selected statement of operations data for the three month periods ended November 30, 2002 and 2001 and the year ended August 31, 2002 and the period from inception (March 27, 2001) to August 31, 2001 and selected balance sheet data as of November 30, 2002 and August 31, 2002 and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The data for the year ended August 31, 2002 and the period from inception (March 27, 2001) to August 31, 2001 is derived from our financial statements and related notes included in this prospectus audited by Stonefield Josephson, Inc., our independent auditors.


Statement of Operations Data:


                                           Three months       Three months                                From inception
                                          ended November     ended November     Fiscal Year ended      (March 27, 2001) to
                                             30, 2002           30, 2001         August 31, 2002       August 31, 2001
                                             --------           --------         ---------------       -------------------
Net sales...........................       $2,077,169        $1,978,097             $8,321,292                  $883,487
Operating income (loss).............       (1,056,355)         (228,880)            (1,272,481)                    50,327
Provision for income taxes..........               - -               - -                    - -                       - -
Net income (loss)...................      $(1,112,698)        $(343,229)           $(1,730,801)                   $22,250


Net income (loss) per share-actual..           $(0.15)           $(0.43)                $(0.26)                     $0.00


Net income (loss) per share-
  diluted...........................           $(0.15)           $(0.43)                $(0.26)                     $0.00


Shares used in computation of net
income (loss) per share.............         7,428,163           800,000              6,615,598                 6,600,000



Balance Sheet Data:

                                                             As of                    As of
                                                       November 30, 2002         August 31, 2002
                                                       -----------------         ---------------
Cash......................................                      $477,318                 $76,707
Working capital deficit(1)................                   (2,481,713)             (2,733,403)
Total assets..............................                     4,770,192               4,395,960
Total current liabilities.................                     4,532,075               4,460,121
Long-term debt, less current portion......                       378,620                 455,696
Total stockholders' equity (deficit)......                    $(140,503)              $(519,857)


(1)      Defined as total current assets minus total current liabilities.

                                  RISK FACTORS


         If any of the risks described below materialize, the value of our common stock could be adversely affected. To understand our business and this offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the related notes beginning on page F-1.

Considerations and Risks Relating to Our Business

Our limited operating history is a risk because it does not afford investors a sufficient history on which to base an investment decision.

         We were incorporated in 1985 and had no material operations between 1990 and early 2000. We recommenced our development stage in early 2000, and had no material operations from such time until as we acquired Titan EMS, Inc., which we acquired through the Merger on August 30, 2002. Titan's predecessor, SVPC Partners, LLC, commenced its operations in July 2001. Accordingly, we have a limited operating history. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets such as the PCB industry. Such risks include the following:


o competition;

o need for increased acceptance of products;

o ability to continue to develop and extend our brand identity;

o ability to anticipate and adapt to a competitive market;

o ability to effectively manage rapidly expanding operations;

o amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure;

o ability to provide superior customer service; and

o dependence upon key personnel.

         We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition and results of operations could be materially and adversely affected. Information regarding all our past operations prior to the Merger can be found in our reports/registration statements that have been previously filed with the Securities and Exchange Commission.

We do not have a history of profitability and, consequently, cannot predict whether we will ever reach profitability.


         We, since recommencing our development stage activities, and Titan EMS, Inc., since inception, have not generated profits. We experienced net losses for the year ended August 31, 2002 and for the three months ended November 30, 2002, of $1,112,698 and $1,730,801 respectively. Moreover, we will need to increase significantly our operating expenses to implement our business plan. As a result of the foregoing factors, we could incur significant losses on a quarterly and annual basis for the foreseeable future. Our ability to generate revenue and profits in the long term will depend primarily upon the successful implementation of our business plan. No assurance can be given that we will be successful in implementing our business plan or that we will generate sufficient revenue to achieve profitability.

We believe that we will require additional financing to implement our business plan.


         We will require additional financing in order to implement our business plan. We currently anticipate capital expenditures of at least $1.3 million during the next 12 months in order to complete our transition into our Fremont and Amesbury facilities and to cover operating losses during that period. If the anticipated cash generated by our operations are insufficient to fund requirements and losses, we will need to obtain additional funds through third party financing in the form of equity, debt or bank financing. Particularly in light of our limited operating history, there can be no assurance that we will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of such events, our business, prospects, financial condition, and results of operations would be materially and adversely affected. As a result of any such financing, the holders of our common stock may experience substantial dilution. In addition, as our results may be negatively impacted and thus delayed as a result of political and economic factors beyond our control, including the war in the Middle East and its impact on the high technology market and the economy in general, our capital requirements may increase.


Our financial results may fluctuate from period to period as a result of several factors which could adversely affect our stock price.

         Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Because of our limited operating history we believe that period to period comparisons of our operating results may not be a good indication of future performance. It is possible that our future operating results may be below the expectations of investors or market analysts. If this occurs, our stock price may go down. Factors that will impact our financial results include:

         o the amount and timing of capital expenditures and other costs relating to the implementation of our business plan, including acquisitions of, and investments in, competing or complementary companies or technologies;

         o our introduction of new products or services or by our competitors;

         o pricing changes in the PCB manufacturing or assembly industries;

         o technical difficulties with respect to the use of our products;

         o regulatory changes; and

         o general economic conditions and economic conditions specific to the PCB manufacturing industry.


         As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.


Stockholders should not expect dividends.


         We have not paid dividends or other distributions and do not intend to pay dividends or other distributions for the foreseeable future, and we intend to reinvest all of our earnings in the development of our business. In addition, we may enter into agreements with lenders or other financing parties that restrict or prohibit the payment of dividends or other distributions. Accordingly, no assurance can be given that we will pay any dividend or other distributions to the holders of our capital stock.

Average selling prices of our products may decrease which could result in a decrease in our gross margins and unit volume sales.

         The average selling prices for our products may be lower than expected as a result of competitive pricing pressures, technological advances and customers who negotiate price reductions. A majority of our revenues are generated from the networking, high-end computing and computer peripherals segments of the electronics industry, which is characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. Furthermore, these segments are subject to economic cycles and have experienced in the past, and are likely to experience in the future, recessionary periods. A recession or any other event leading to excess capacity or a downturn in these segments of the electronics industry could result in intensified price competition, a decrease in our gross margins and unit volume sales and materially affect our business, prospects, financial condition and results of operations. Historically, the trend in our industry has been for prices to decrease as technological innovations become widespread. We expect this trend and price competition to continue in the future in the PCB market, and can make no assurances that the average selling prices of our current products will not decrease. Although we cannot estimate how much excess capacity currently exists in the PCB manufacturing industry, we believe that there is significant excess capacity in the industry creating downward pressure on prices for our products.

If we are unable to respond to rapid technological change and process development in the PCB manufacturing industry, we may not be able to compete effectively.

         The market for PCBs is characterized by rapidly changing technology and continual implementation of new production processes. While we believe that upon completion of the retrofitting of and our relocation to our leased manufacturing facility in Fremont, California, we will have a state-of-the-art manufacturing facility that will enable us to best meet customer needs, the future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products that meet changing customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. We expect that the investment necessary to maintain our technological position will increase as customers make demands for products and services requiring more advanced technology on a quicker turnaround basis. In light of our current financial condition, we may not have and may not be able to borrow additional funds in order to respond to technological changes as quickly as our competitors. In addition, the PCB industry could encounter competition from new or revised manufacturing and production technologies that render existing manufacturing and production technology less competitive or obsolete. We may not respond effectively to the technological requirements of the changing market. If we need new technologies and equipment to remain competitive, the development, acquisition and implementation of those technologies and equipment may require us to make significant capital investments. In the event that we do not successfully address these risks, our business, prospects, financial condition and results of operations would be materially and adversely affected.


We are dependent upon a small number of customers for a large portion of our net sales, and a decline in sales to major customers could materially adversely affect our results of operations.


         A relatively small number of customers are responsible for a significant portion of our net sales. For the year ended August 31, 2002 and the quarter ended November 30, 2002, ten customers accounted for 41% and 39% of our revenue, respectively. Our principal customers may not continue to purchase products from us at past levels and we expect a significant portion of our net sales will continue to be generated by a small number of customers. Our customer concentration could increase or decrease depending on future customer requirements, which will depend in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers or a decline in sales to our major customers could significantly harm our business and results of operations. In addition, we generate significant accounts receivable in connection with providing services to our customers. If one or more of our significant customers were to become insolvent or were otherwise unable to pay for the services provided by us, our business, prospects, financial condition and results of operations will be materially and adversely affected.

Our results of operations are subject to fluctuations and seasonality in the demand for PCBs, and because many of our operating costs are fixed, even small revenue shortfalls would materially decrease our gross margins.


         Our results of operations vary for a variety of reasons, including:

         o timing of orders from and shipments to major customers;

         o the levels at which we utilize our manufacturing capacity;

         o changes in the pricing of our products or those of our competitors;

         o changes in our mix of revenue generated from quick-turn versus standard lead time production;

         o expenditures or write-offs related to acquisitions; and

         o expenses relating to expanding the existing manufacturing facility.


         Our operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Accordingly, even a relatively small revenue shortfall would materially decrease our gross margins. In addition, depending on the patterns in the capital budgeting and purchasing cycles of our customers and our end-markets served and the seasonality of the computer industry generally, our sales may be subject to seasonal fluctuation. Although we have a limited operating history and thus have no historical basis in our results of operations on which to predict the extent or impact of seasonality on our business, such seasonal trends may cause fluctuations in our quarterly operating results in the future. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, our future quarterly operating results may fluctuate and may not meet the expectations of investors. If this occurs, our ability to raise future equity financing from existing or new investors may be materially adversely impacted.


Because we sell on a purchase order basis, we are subject to uncertainties and variability in demand by our customers, which could decrease revenue and materially adversely affect our operating results.

         We sell to customers on a purchase order basis rather than pursuant to long-term contracts and, consequently, our net sales are subject to short-term variability in demand by our customers. Customers submitting a purchase order may cancel, reduce or delay their order for a variety of reasons. The level and timing of orders placed by our customers vary due to:

         o customer attempts to manage inventory;


         o changes in customers' manufacturing strategies, such as a decision by a customer to either diversify or consolidate the number of PCB manufacturers used or to manufacture their own products internally; and


         o variation in demand for our customers' products.

         Significant or numerous terminations, reductions or delays in our customers' orders could materially adversely impact our operating results. In the event that we do not successfully address these risks, our business, prospects, financial condition and results of operations will be materially and adversely affected.


Our indebtedness could adversely affect our financial condition and the restrictions imposed by the terms of debt instruments may severely limit our ability to plan for or respond to changes in our business.


     As of November 30, 2002, the total amount outstanding under our credit facility ($1.2 million maximum available credit line) was $936,171, with no amounts available under our existing credit facility for future borrowings.

     Our level of debt could have negative consequences. For example, it could:

         o require us to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

         o increase our vulnerability to adverse general economic conditions by making it more difficult to borrow additional funds to maintain our operations if we suffer revenue shortfalls;

         o hinder our flexibility in planning for, or reacting to, changes in our business and industry by preventing us from borrowing money to upgrade our equipment or facilities; and

         o limit or impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.


     Our current credit facilities contain negative covenants stipulating that after an event of default under the credit facility we may not (a) grant any extension of time for payment of any accounts, (b) settle any accounts for less than the full amount of the account (c) release any account debtor; or (d) grant any credits with respect to any account.

If we experience excess capacity due to variability in customer demand, our gross margins may fall.

         We generally schedule our quick-turn production facility at typically no more than 85% of full capacity to retain our ability to respond to unexpected additional quick-turn orders. However, if these orders are not made, we may forego some production and could experience excess capacity. When we experience excess capacity, our sales revenue may be insufficient to fully cover our fixed overhead expenses and our gross margins will fall. During the quarter ended November 30, 2002, we estimate that we operated at roughly 50% of capacity of our Santa Clara facility. In our current facility in Santa Clara, California, we estimate that have the capacity to produce approximately 2,200 manufactured panels of PCBs per week. We expect to increase this capacity to 2,500 manufactured panels of PCBs upon relocation to and commencement of operations in our Fremont, California manufacturing facility during the second quarter of 2003, at which time we will cease operations in our Santa Clara, California location. We believe the added capacity provided by the new facility will enable us to increase our revenues however, there are no assurances that due to added capacity we will attract new customers or that our existing customers will purchase more product from us.

         We expect to significantly increase our manufacturing capacity in the second and third quarters of 2003 as a result of both our move to our leased facility in Fremont, California, and our acquisition of assets from Eastern Manufacturing Corporation and assumption of Eastern Manufacturing Corporation's lease of the manufacturing facility in Amesbury, Massachusetts. In connection with this capacity increase, we anticipate improved process utilization once all systems are in place and operating within expected range at these two facilities. The cost for our capacity expansion program from the re-location to Fremont, California and the acquisition of the Eastern Manufacturing Corporation assets is expected to be approximately $1.3 million, the majority of which have already been incurred. We expect to fund our expansion projects with a combination of current cash resources, internally generated funds and external financing. Once completed, we expect these expansion projects to increase production capacity by over 100% and we anticipate that at such time our manufacturing facilities will support production of rigid, flex and rigid-flex PCBs.

         Our planned capacity expansions involve risks. We may encounter construction delays, equipment delays, labor shortages or disputes and production start-up problems that could prevent us from meeting our customers' delivery schedules. We expect to incur new fixed operating expenses associated with our expansion efforts, including increases in depreciation expenses and lease expenses. The current unfavorable economic conditions affecting major customers or the electronics industry in general may affect our ability to successfully utilize our additional manufacturing capacity in an effective manner. If our revenues do not increase sufficiently to offset increased expenses, our operating results may be adversely affected.



We are required to issue additional shares of common stock to the selling stockholders who invested in our private placement. Holders will incur dilution as a result of this additional issuance.

         On January 9, 2003 we closed a private placement (the "Private Placement") of shares of common stock at an exercise price of $0.75 per share. Pursuant to the terms of the Private Placement, we are currently obligated to issue additional shares of common stock to the selling stockholders who invested in the Private Placement, in an amount equal to 10% of the aggregate shares sold in the Private Placement for the first month commencing January 15, 2003 and an additional 2% for each month thereafter that this registration statement has not been declared effective by the Securities and Exchange Commission. As a result, we are obligated to issue to such selling stockholders an aggregate of 390,961 shares of common stock through April 14, 2003 and 55,851 shares of common stock for each month thereafter until this registration statement is declared effective . As a result of these issuances to date, the holders of shares of common stock have experienced dilution and will experience additional dilution to the extent that any additional issuance shall take place. The Company has relied upon Section 4(2) under the Securities Act, and Regulation D thereunder, in connection with these issuances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".



We are in the process of expanding our business into new products and services and may not be able to compete effectively with other companies who have been in these businesses longer than we have.

         We are in the process of expanding our business operations to include rigid-flex operations and by moving into a newer, larger facilities in Fremont, California for which we entered into a sublease in July 2002 providing for a monthly lease payment of $15,111 and Amesbury, Massachusetts, for which we entered into a lease indenture providing for a monthly lease payment of $17,500. In March 2003, we terminated a month-to-month lease in Fremont, California for space for which we had been paying $10,000 per month. We will be competing with companies that have substantially greater financial and manufacturing resources than we have and who have been providing these services longer than us. We may not be able to successfully compete on this basis with more established competitors.

Since July 2001, we have expanded our operations through certain acquisitions and we may experience significant difficulties integrating these or any future acquisitions in expanding our business.

         Between July 2001 and the completion of the Merger, Titan consummated several acquisitions, including, acquisition of certain non-real estate assets of SVPC (which included certain assets that it had acquired from SVPC Circuit Systems, Inc., and Circuit Systems, Inc.) and certain assets of Paragon Electronic Systems, Inc.

         On February 27, 2003, through our newly-formed subsidiary Titan PCB East, we acquired substantially all of the assets of Eastern Manufacturing Corporation for approximately $500,000 in a foreclosure sale from Eastern Manufacturing Corporation's secured lender Eastern Bank. The acquired assets included equipment, work-in-progress, inventory, technology and patent licenses and customer lists. In connection with this acquisition, we were assigned Eastern Manufacturing Corporation's rights under a license agreement with Coesen, to manufacture PCBs using the HVRFlex Process.

         We have a limited history of owning and operating our businesses on a consolidated basis. We may not be able to meet performance expectations or successfully integrate our acquisition of Titan and our acquired businesses on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources.

If we cannot successfully manage expansion of our existing operations and any future growth, we will experience an adverse effect on our results of operations.

         We are in the process of moving into a new manufacturing facility in Fremont, California and expanding our product offerings to include rigid-flex assemblies. We are also engaged in an ongoing strategy of growth through acquisition. To manage the expansion of our operations and any future growth, we will be required to:


         o improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

         o hire, train and manage additional qualified personnel;

         o expand our direct and indirect sales channels; and

         o effectively transition our relationships with our customers, suppliers and partners to operations under our Titan brand.


Our strategy of growth through acquisition is inherently risky.

         As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions, assets or product lines that complement or expand our existing business. We are currently focusing on integrating our acquisitions made to date and do not have any existing agreements or arrangements relating to any additional acquisitions. However, our management is regularly evaluating marketplace opportunities in our industry, including possible asset or share acquisitions to see if they would fit into our growth strategy.


Our acquisition of companies and businesses and expansion of operations involve risks, including the following:

         o the potential inability to identify the company best suited to our business plan;

         o the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economics of scale or other expected value;

         o difficulties in managing production and coordinating operations at new sites;

         o the potential need to restructure, modify or terminate customer relationships of the acquired company; and

         o loss of key employees of acquired operations.


The occurrence of any one or more of these risks could result in a material adverse effect on our operations.

Our strategy of growth through acquisitions may result in dilutive issuances of equity securities or the incurrence of additional debt.

         Future acquisitions may be made through the issuance of additional shares of our capital stock. Holders of our common stock are subject to the risk of substantial dilution to their interests as a result of any such issuances. In addition, although we try to avoid any incurrence of indebtedness in connection with acquisitions, any such incurrence of additional debt by us, in light of our current high-level of indebtedness, may not be sustainable.

Competition in the PCB market is intense, and if we are unable to compete effectively, the demand for our products may be reduced.

         The PCB industry is intensely competitive, highly fragmented and rapidly changing. Although we believe the barriers to entry in the PCB manufacturing market have historically been relatively high due to the capital and technology intensive nature of the industry, we believe that the recent recessionary period in the PCB industry has resulted in the availability of distressed assets and manufacturing operations at a significant discount from historical cost levels. We expect competition to continue, which could result in further price reductions, reduced gross margins and loss of market share. Our principal competitors include DDI, Cirrexx, Harbor and Tyco. In addition, new and emerging technologies may result in new competitors entering our market.

Many of our competitors have a number of significant advantages over us.


         Many of our competitors and potential competitors have a number of significant advantages over us, including:

         o greater financial and manufacturing resources that can be devoted to the development, production and sale of their products;

         o more established and broader sales and marketing channels;

         o more manufacturing facilities worldwide, some of which are closer in proximity to original equipment manufacturers;

         o manufacturing facilities which are located in countries with lower production costs; and

         o greater name recognition.


         In addition, these competitors may respond more quickly to new or emerging technologies, or may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products than we do. We must continually develop improved manufacturing processes to meet our customers' needs for complex products, and our manufacturing process technology is generally not subject to significant proprietary protection. Furthermore, increased production capacity by our competitors can result in an excess supply of PCBs, which could also lead to price reductions. Although we cannot estimate how much excess capacity currently exists in the PCB manufacturing industry, we believe that there is significant excess capacity in the industry creating downward pressure on prices for our products. During recessionary periods in the electronics industry, our competitive advantages in the areas of providing quick-turn services, an integrated manufacturing solution and responsive customer service may be of reduced importance to our customers who may become more price sensitive. This may force us to compete more on the basis of price and cause our margins to decline.

We compete against manufacturers in Asia where production costs are lower. These competitors may gain market share in our market segment for higher technology PCBs, which may have an adverse effect on the pricing of our products.

         We may be at a competitive disadvantage with respect to price for volume production when compared to manufacturers with lower cost facilities in Asia and other locations. We believe price competition from PCB manufacturers in Asia and other locations with lower production costs may play an increasing role in the market for volume production. We do not currently have offshore facilities in lower cost locations, such as Asia. While historically our competitors in these locations have produced less technologically advanced PCBs, they continue to expand their technology to include higher technology PCBs. In addition, fluctuations in foreign currency exchange rates may benefit these offshore competitors. As a result, these competitors may gain market share in the market for higher technology PCBs, which may force us to lower our prices, reducing our revenue, gross profit, and cash flow from operations.

We rely on suppliers for the raw materials used in manufacturing our PCBs

         We currently order the raw materials that we use in the manufacture of PCBs from a limited number of preferred suppliers. Although we believe that the materials we use are generally readily available in the open market and numerous other suppliers of such materials exist, any disruption of the supply of such raw materials could have a material adverse effect on our operations.

There may be shortages of raw materials which could cause us to curtail our manufacturing or incur higher than expected costs.

         To manufacture our PCBs, we use raw materials such as laminated layers of fiberglass, copper foil and chemical solutions which we order from our suppliers. Although we have preferred suppliers for most of our raw materials, the materials we use are generally readily available in the open market and numerous other potential suppliers exist. However, from time to time manufacturers of products that also use these raw materials increase their demand for these materials and, as a result, the prices of these materials increase. During these periods of increased demand, our gross margins decrease as we have to pay more for our raw materials.


Our manufacturing process depends on the collective industry experience of our employees in our industry. If these employees were to leave us and take this knowledge with them, our manufacturing process may suffer and we may not be able to compete effectively.


         Except to the extent enjoyed by virtue of our license rights to Coesen's proprietary HVRFlex Process, we do not have patent or trade secret protection for our manufacturing process, but instead rely on the collective experience of our employees in the manufacturing process to ensure we continuously evaluate and adopt new technologies in our industry. As of March 10, 2003, we had 108 employees, of whom 87 were involved in manufacturing and engineering. Although we are not dependent on any one employee, if a significant number of our employees involved in our manufacturing process were to leave our employment and we were not able to replace these people with new employees with comparable experience, our manufacturing process may suffer as we may be unable to keep up with innovations in the industry. As a result, we may not be able to continue to compete effectively.


We may be exposed to intellectual property infringement claims by third parties which could be costly to defend, could divert management's attention and resources and, if successful, could result in liability.


         The PCB industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. In connection with our acquisition of assets from Eastern Manufacturing Corporation in February 2003, we were assigned Eastern Manufacturing Corporation's license rights to Coesen's HVRFlex Process for use in connection with our manufacture of rigid-flex PCBs. We do not have license rights, patent or trade secret protection for our other manufacturing processes, and we could be subject to legal proceedings and claims for alleged infringement by us of third party proprietary rights, such as patents, from time to time in the ordinary course of business. Although we are not aware of any infringement proceedings or claims against it, any claims relating to an alleged infringement, even if not meritorious, could result in costly litigation and divert management's attention and resources.

Our business may suffer if any of our key senior executives discontinues employment with us or if we are unable to recruit and retain highly skilled engineering and sales staff.


         Our future success depends to a large extent on the services of our key managerial employees, particularly James E. Patty, our President and Chief Executive Officer, who began with us effective February 21, 2003; Louis J. George, Managing Director of our California operations and a Director, and Stephen Saul Kennedy, our Vice-President-Sales. We have not yet entered into an employment agreement with Mr. Patty and although we have entered into employment agreements with Mr. Kennedy and other executive officers, we may not be able to retain our executive officers and key personnel or attract additional qualified management in the future. Our business also depends on our continuing ability to recruit, train and retain highly qualified employees, particularly engineering and sales and marketing personnel. The competition for these employees is intense and the loss of these employees could harm our business. In addition, it may be difficult and costly for us to retain hourly skilled employees. Further, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

Our management team has only recently begun working together as a combined unit, which could make it more difficult to conduct and grow our business.

         James E. Patty, our President and Chief Executive Officer, began with us effective February 21, 2003. Lawrence McFall, our Executive Vice President, began with us effective March 3, 2003. Our executive officers have not worked together for very long. If our management team cannot successfully work together, if they fail to develop a thorough understanding of our business on a timely basis, or if they prove unable to meet the demands of a public company, it could result in a material adverse effect on our business, prospects, financial condition and results of operations.

We have executed a long-term lease for a new manufacturing facility that began in the third quarter of calendar 2002; if we are unsuccessful in meeting our obligations under this lease or are unable to relocate our operations in a timely and efficient manner, our ability to effectively service our customers and fill customer orders may be materially adversely affected. One of our facilities is leased on a month-to-month basis and could be terminated at any time.

         Currently, we operate our business in two facilities located in Santa Clara, California. Our manufacturing facility is leased by us on a month-to-month basis from Ohio Investors of Wisconsin LLC ("Ohio Investors of Wisconsin"), a related party. We maintain our executive offices in, and plan to relocate and upgrade our current PCB plant into, a facility formerly occupied by Tyco Electronics Inc. in Fremont, California, in connection with which we entered a sublease on July 26, 2002 under which we make monthly lease payments of $15,111. This lease expires in January 2009. The ability of our management and employees to respond to customer orders and perform customer service may be affected by the amount of time and resources necessary to move to the new facility, and consequently, our business, prospects, financial condition and results of operations may be materially and adversely affected.

PCBs that we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and liability claims against us.

         We manufacture PCBs to our customers' specifications, which are highly complex and may contain design or manufacturing errors or failures despite our quality control and quality assurance efforts. Defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in delayed shipments, customer dissatisfaction, or a reduction or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. Since our products are used in products that are integral to our customers' businesses, errors, defects or other performance problems could result in financial or other damages to our customers, for which we may be legally required to compensate them. Although our purchase orders generally contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Although we have not yet been subject to any action or suit for design or manufacturing defects nor received any material complaints alleging design or manufacturing errors, we can provide no assurances that we will not receive any such complaints or be sued on such grounds in the future. Product liability litigation against us, even if it were unsuccessful, would be time consuming and costly to defend.

Our failure to comply with the requirements of environmental laws could result in fines and revocation of permits necessary to our manufacturing processes.


         Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because our manufacturing process uses and generates materials classified as hazardous such as ammoniacal etching solutions, copper and nickel. In addition, because we use hazardous materials and generate hazardous wastes in our manufacturing processes, we may be subject to potential financial liability for costs associated with the investigation and remediation of our own sites, or sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if we fully comply with applicable environmental laws and we are not directly at fault for the contamination, we may still be liable. The wastes we generate includes spent ammoniacal etching solutions, solder stripping solutions and hydrochloric acid solution containing palladium; waste water which contains heavy metals, acids, cleaners and conditioners; and filter cake from equipment used for on-site waste treatment. We believe that our operations substantially comply in all material respects with all applicable environmental laws. However, any material violations of environmental laws by us could subject us to revocation of our effluent discharge permits. Any such revocations could require us to cease or limit production at one or more of our facilities, materially adversely affect our revenue and cause our common stock price to decline. Even if we ultimately prevail, environmental lawsuits against us would be time consuming and costly to defend. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. We operate in environmentally sensitive locations and are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, material storage, handling or disposal might require a high level of unplanned capital investment and/or relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may materially adversely affect our business, prospects, financial condition and results of operations.


Our major shareholders control our business, and could delay, deter or prevent a change of control or other business combination.


         One shareholder, Irrevocable Children's Trust, holds approximately 41.59% of our outstanding stock as of March 15, 2003. David Marks, our Chairman of the Board, is one of two trustees of Irrevocable Children's Trust and has sole voting and dispositive authority with respect to the shares of stock held by Irrevocable Children's Trust. By virtue of its stock ownership, Irrevocable Children's Trust will control all matters submitted to our board and our stockholders, including the election of directors, and will be able to exercise control over our business, policies and affairs. Through its concentration of voting power, Irrevocable Children's Trust could cause us to take actions that we would not consider absent its influence, or could delay, deter or prevent a change of our control or other business combination that might otherwise be beneficial to our stockholders. Additionally, the shares of common stock issued to each of Forest Home Investors I, LLC ("Forest Home"), Phoenix Business Trust ("Phoenix Trust"), Phoenix Investors LLC and Ohio Investors of Wisconsin are also beneficially owned by Mr. Marks, increasing his beneficial ownership to approximately 64.85% of our outstanding common stock as of March 15, 2003.

The current economic downturn or other downturns may lead to less demand for our services.


         As a result of the general slowing of economic activities experienced in the United States in 2001 and 2002, existing and potential customers may delay or cancel new projects resulting in a loss of anticipated demand for our products. We may experience a similar loss of demand during future economic downturns, whether in the regions in which we operate, our industry or that of our customers, or the economy as a whole. Recent terrorism in the United States and international hostilities may also impact the demand for our services. A number of other factors, including unfavorable financing conditions for the industries we serve, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future. These conditions, either singly or collectively, could result in lower revenue or slower growth than we anticipate, and in any of such events, our business, prospects, financial condition and results of operations could be materially and adversely affected.


The limited market for our common stock will make their price more volatile.

         No active trading market existed for our common stock prior to the Merger, and we cannot assure potential investors that a larger market will ever develop or be maintained. The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

o our success, or lack of success, in marketing our products and services;

o competition;

o governmental regulations; and

o fluctuations in operating results.

         The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the companies' operating results. These broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our' common stock in any market that develops.

Our common stock is considered to be "penny stock".

         Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. Penny stocks are stocks:

o with a price of less than $5.00 per share;

o that are not traded on a "recognized" national exchange;

o whose prices are not quoted on the NASDAQ automated quotation system; or

o in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenue of less than $6,000,000 for the last three years.

         Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a "penny stock" for the investor's account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be "penny stock."

         Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any "penny stock" to that investor. This procedure requires the broker-dealer to:

o obtain from the investor information about his or her financial situation, investment experience and investment objectives;

o reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of "penny stock" transactions;

o provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

o receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.


         Compliance with these requirements may make it harder for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors who understand that such investment is a long-term and illiquid investment, and are capable of and prepared to bear the risk of holding the common stock for an indefinite period of time.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements regarding our plans and objectives for the future. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based on a successful execution of our business strategy and is based upon a number of assumptions, including that there will be no unanticipated material adverse change in our operations or business. These assumptions involve judgments with respect to, among other things, future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. The forward-looking statements included in this Prospectus may prove to be inaccurate. In light of the significant uncertainties inherent in these forward-looking statements, these statements should not be regarded as representations by us or any other person that we will achieve our objectives and plans.

                                 DIVIDEND POLICY

         We have never paid cash or other dividends and do not expect to pay any cash or other dividends in the foreseeable future with respect to the common stock. Our future dividend policy will depend upon our earnings, capital requirements, financial condition, and other factors considered relevant by our Board of Directors. We presently intend to retain any earnings which we may realize in the foreseeable future to finance our growth. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                                 USE OF PROCEEDS

         We will receive no proceeds from the sale of the common stock offered hereby. We will receive proceeds upon the due exercise, if any, of the warrants to purchase shares of common stock, the resale of which shares underlying the warrants is being registered hereby, up to a maximum amount of $773,129.50 assuming full exercise in cash of all the warrants. We intend to use any such proceeds for working capital and general corporate purposes. For information on the use of proceeds raised in our private placement of securities since the Merger, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations - Liquidity and Capital Resources."



                                    DILUTION


         We are only registering under this prospectus shares of common stock already outstanding and held by selling stockholders. As such, purchasers of shares of common stock sold under this Prospectus shall not experience any immediate dilution as a result of or upon such purchase.

                                 CAPITALIZATION


         The following table sets forth as of November 30, 2002, our (i) actual capitalization and (ii) pro forma capitalization after giving effect to the issuance of 1,021,834 shares of common stock purchased at a price of $0.75 subsequent to November 30, 2002 and the exercise of 350,000 warrants at $2.00 per share and 48,753 warrants at $1.50 per share. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.


                                                                  At November
                                                                   30, 2002
                                                                  in thousands
                                                                     Actual      Pro Forma
                                                                 -----------    -----------
Long-term debt ...............................................   $    89,217    $    89,217
Capital leases ...............................................       289,403        289,403

Stockholders' equity (deficit):
Common stock, $0.001 par value, 950,000,000 authorized shares,
13,467,796issued and outstanding shares ......................         8,969         10,390
Additional paid in capital ...................................     2,671,777      4,209,862
Retained earnings (deficit) ..................................    (2,821,249)    (2,821,249)
                                                                 -----------    -----------
Total stockholders equity (deficit) ..........................      (140,503)     1,399,003
Total capitalization .........................................   $   238,117    $ 1,777,623
                                                                 ===========    ===========

                       CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected statement of operations data for the three month periods ended November 30, 2002 and 2001 and the year ended August 31, 2002 and the period from inception (March 27, 2001) to August 31, 2001 and selected balance sheet data as of November 30, 2002 and August 31, 2002 and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The data for the years ended August 31, 2002 and the period from inception (March 27, 2001) to August 31, 2001 is derived from our financial statements and related notes included in this prospectus audited by Stonefield Josephson, Inc., our independent auditors.

Statement of Operations Data:


                                                    Three months      Three months   For the Fiscal Year        From inception
                                                  ended November    ended November         ended            (March 27, 2001) to
                                                     30, 2002          30, 2001       August 31, 2002         August 31, 2001
                                                   -------------    --------------    ---------------       ------------------


Net sales .................................        $ 2,077,169        $ 1,978,097       $ 8,321,292             $   883,487
Operating income (loss) ...................         (1,056,355)          (228,880)       (1,272,481)                 50,327
Provision for income taxes ................               --                 --                --                      --
Net income (loss) .........................        $(1,112,698)       $  (343,229)      $(1,730,801)            $    22,250


Net income (loss) per share - basic .......        $     (0.15)       $     (0.43)      $     (0.26)            $      0.00

Net income (loss) per share - diluted .....        $     (0.15)       $     (0.43)      $     (0.26)            $      0.00


Shares used in computation of net
income (loss) per share ...................          7,428,163            800,000         6,615,598               6,600,000




Balance Sheet Data:

                                                      As of               As of
                                                 November 30, 2002    August 31, 2002
                                                 -----------------    -------------
Cash ......................................        $   477,318        $    76,707
Working capital deficit(1) ................         (2,481,713)        (2,733,403)
Total assets ..............................          4,770,192          4,395,960
Total current liabilities .................          4,532,075          4,460,121
Long-term debt, less current portion ......            378,620            455,696
Total stockholders' equity (deficit) ......        $  (140,503)       $  (519,857)



(1) Defined as total current assets minus total current liabilities.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS AND PLAN OF OPERATIONS

         This Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations and other portions of this report contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this report under the heading "Business - Risk Factors." This Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this report.


OVERVIEW

Corporate Background


         We are a manufacturer of time sensitive, high tech, prototype and pre-production PCBs. We provide time-critical, PCB manufacturing services to original equipment manufacturers and electronic manufacturing services providers. Our prototype PCBs serve as the foundation in many electronic products used in telecommunications, medical devices, automotive, military applications, aviation components, networking and computer equipment. Our focus is on niche PCBs consisting of complex, high layer count, fine-lines and high-performance materials with capabilities to deliver in 24 hours, at premium pricing, as compared to standard 10 day lead time.

         We were organized under the laws of the State of Utah on March 1, 1985, with an initial authorized capital of $100,000, consisting of 100,000,000 shares of one mill ($0.001) par value common voting stock. We were formed for the primary purpose of seeking potential business enterprises which in the opinion of our management would prove profitable.

         Our wholly-owned subsidiary Titan was incorporated on March 27, 2001. On August 30, 2002, Titan was acquired by us through the merger of Titan EMS Acquisition Corp. with and into Titan. In connection with the Merger, the stockholders of Titan received shares of our common stock. For financial reporting purposes, the Merger has been treated as a reverse-merger, where Titan was the acquirer. Because the Merger is treated as a purchase of Ventures-National Incorporated, the historical financial statements of Titan became our historical financial statements after the Merger.
See "Prospectus Summary - Recent Developments."

         We filed an S-18 Registration Statement with the Securities and Exchange Commission on May 30, 1985. The Registration Statement became effective on November 15, 1985, and we completed a public offering of certain of our securities on or about March 13, 1986.

         On August 12, 1985, our Articles of Incorporation were amended to increase authorized capital to $500,000, consisting of 500,000,000 shares of common stock.

         The Articles of Incorporation were also amended on August 26, 1985, to expand the purposes for which we were organized to include various types of investments. In December 1986, we executed a Letter of Intent with Woroner Technology Corporation of Florida, a Florida corporation and manufacturing and marketing firm of electronic systems and non-electronic products for the military and consumer markets world-wide ("Woroner Technology").

         The Articles of Incorporation were again amended on May 1, 1987, to increase our authorized capital to $950,000, consisting of 950,000,000 shares of common stock.

         On May 14, 1987, we acquired all of the outstanding common stock of Woroner Technology through an exchange of our common stock pursuant to an Agreement and Plan of Merger. We succeeded to the business operations of Woroner Technology and were subsequently involved in the manufacturing and sale of these products in military and consumer markets until 1990, when these operations proved to be unsuccessful and were discontinued.

         We were inactive from 1990 until a court ordered annual meeting of the stockholders was duly called and held on March 9, 2000, at which a new Board of Directors was elected. At a special meeting of the newly constituted Board of Directors held April 20, 2000, the fiscal year of we also changed from February 28 in each year to June 30 in each year; and we once again became a developmental stage company, following our reinstatement as a corporation in good standing under the laws of the State of Utah.

         Effective February 22, 2002, we effected a reverse split of our outstanding common stock on a basis of one for 6,000, reducing our 590,221,925 then outstanding shares of common stock to 99,211 shares.

         On August 6, 2002, Titan acquired all of the non-real estate assets and assumed all of the non-term loan liabilities of SVPC in exchange for the issuance to SVPC of 800,000 shares of Titan common stock, pursuant to the terms and conditions of a Contribution Agreement and Assignment and Assumption of Liabilities dated August 6, 2002.

         Beginning in 2001, SVPC began acquiring cutting edge technology equipment, processes, customer lists and orders from competitors unable to remain in business principally due to a severe market downturn and excessive levels of indebtedness. On July 16, 2001, SVPC acquired all of the assets of SVPC Circuit Systems, Inc. and certain assets of CSI pursuant to a combined approved bankruptcy court sale. After these acquisitions, Titan acquired certain system integration division assets out of bankruptcy from creditors of Paragon Electronic Systems, Inc.

         In connection with the contribution, certain consents had not been received as of the closing date. Titan and SVPC have agreed that if such agreements are not received or they are such that the value of the contribution is detrimentally affected, SVPC will return shares in an amount equal to the resulting damages based on a value of $1.50 per share. We expect to be able to obtain all requisite consents.

         On August 6, 2002, Titan acquired certain intangible assets contributed by Louis George, our President and Chief Executive Officer, in exchange for 50,000 shares of Titan common stock valued at $1.50 per share, pursuant to the terms and conditions of a Contribution Agreement and Assignment and Assumption of Liabilities dated August 6.

         Effective August 30, 2002, through our wholly-owned subsidiary Titan EMS Acquisition Corp. ("AcquisitionCo"), a Delaware corporation, we acquired all of the capital stock of Titan through an exchange of our common stock pursuant to an Agreement and Plan of Merger. In connection with the Merger, our fiscal year was also changed from June 30 in each year to August 31 in each year.

         We transmitted the information required by Rule 14f-1 under the Securities Exchange Act of 1934, as amended, to our holders of record on September 5, 2002.

         Since the recommencement of our developmental stage in March 2000, and until completion of our acquisition of Titan in August 2002, we did not engage in any material business operations other than seeking potential acquisition or merger candidates, and as of August 30, 2002, we had no assets and had liabilities of $9,660.

         In connection with the Merger, AcquisitionCo merged with and into Titan through the exchange of 6,880,490 shares of our common stock for all of Titan's outstanding shares of common stock.

         Upon the effectiveness of the Merger, the former executive officers resigned from their respective positions with us and the executive officers of Titan were duly elected as their successors as follows: David M. Marks became our Chairman of the Board, and Louis J. George became our President, Chief Executive Officer and Acting Treasurer. Our directors immediately prior to the effectiveness of the Merger irrevocably resigned effective as of the close of business on September 15, 2002 and the following directors of Titan were elected as our directors commencing at the close of business on September 15, 2002: Mr. Marks, Mr. George, Gregory B. Jacobs, and Robert I. Weisberg.

         Messrs. Jacobs and Weisberg resigned as directors, and Mr. George resigned as a director and from his position as our President and Chief Executive Officer, in each case effective January 10, 2002, at which time Mr. George was appointed Managing Director of Operations for California.

         On August 26, 2002, Forest Home Investors I, LLC ("Forest Home") and Phoenix Business Trust ("Phoenix Trust"), lenders of Titan, converted indebtedness owed by Titan into shares of Titan common stock at the conversion price of $1.50 per share, which resulted in the issuance of 6,667 shares and 123,823 shares to Forest Home and Phoenix Trust, respectively.


         Immediately after the Merger, each of Ohio Investors of Wisconsin and Irrevocable Children's Trust converted certain outstanding indebtedness of Titan into shares of our common stock at a conversion price of $1.50 per share, resulting in the issuance of 1,160,764 shares of common stock to Ohio Investors of Wisconsin and 68,667 shares of common stock to Irrevocable Children's Trust. The conversion price at which Ohio Investors of Wisconsin and Irrevocable Children's Trust agreed to convert our indebtedness into shares of common stock was initially determined by reference to our then contemplated offering price of Units (as defined below) to be issued in the Private Placement. On October 28, 2002, we revised the offering price to $0.75 per share of common stock. Accordingly, on December 9, 2002, we entered into a letter agreement with each of Irrevocable Children's Trust and Ohio Investors of Wisconsin to provide for the issuance of 1,160,764 additional shares to Ohio Investors of Wisconsin and 68,667 additional shares of common stock to Irrevocable Children's Trust , to reflect a corresponding adjustment of the conversion price to $0.75 from $1.50. The Shares related to the conversion of these debts were issued subsequent to August 31, 2002 include the corresponding effect of the translation.


         Upon the effectiveness of the Merger, we commenced the Private Placement pursuant to which we sold 2,792,567 shares of common stock in the Private Placement for aggregate gross proceeds of $2,094,426. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations - Liquidity and Capital Resources."

         On February 27, 2003, through our wholly-owned subsidiary Titan PCB East, we acquired certain assets of Eastern Manufacturing Corporation, for approximately $500,000 in a foreclosure sale from Eastern Manufacturing Corporation's secured lender Eastern Bank. The results from Eastern Manufacturing Corporation's operations will be reflected in our financial statements from the date of acquisition. No goodwill resulted from this acquisition. For more information concerning the acquisition of assets from Eastern Manufacturing Corporation, see "Prospectus Summary - Recent Developments"

         Effective March 5, 2003, we purchased shares of common stock of Coesen representing 33.3% of its issued and outstanding shares of common stock from Mr. Howard Doane, the principal stockholder and an officer and director of Eastern Manufacturing Corporation, in exchange for 30,000 shares of common stock and $5,000 in cash. In connection with the share purchase, David M. Marks, our Chairman, was elected to the Board of Directors of Coesen and Mr. Doane resigned as a director of Coesen. In addition, Mr. Doane and the two other stockholders of Coesen entered into a stockholders agreement with Coesen dated as of March 5, 2003 pursuant to which they agreed not to take actions not in the ordinary course of business without our prior written consent.

         Management has devoted substantial time since the Merger to the integration and reorganization of our various business units. We anticipate that this integration and reorganization of our business will continue to require substantial management resources for much of the third and fourth quarters of our fiscal year ending August 31, 2003 and that, as a result, we may not realize the anticipated economies of scale and scope, as well as the attendant improvements in our operating results, until possibly the next fiscal year.

         For the year and quarter ended August 31, 2002 and November 30, 2002, ten customers accounted for 41% and 39% of our revenue, respectively. As of November 30, 2002, we had a working capital deficit of $2,481,713 and an accumulated deficit of $2,821,249. We generated revenues of $8,321,292 for the year ended August 31, 2002 and incurred a net loss of $1,730,801. In addition, during the year ended August 31, 2002, net cash used in operating activities was $539,868.

         We are in the early stage of operations and, as a result, the relationships between revenue, cost of revenue, and operating expenses reflected in the financial information included in this prospectus do not represent future expected financial relationships. Much of the cost of revenue and operating expenses reflected in our consolidated financial statements are costs based on the integration of the acquired companies and assets that comprise our operations. Accordingly, we believe that, at our current stage of operations period-to-period comparisons of results of operations are not meaningful.

Plan of Operations

     Our business strategy is to:

         o to target potential customers and industries needing prototype boards with required turnaround times of between 24 hours and the industry standard 10-days as well as preproduction needs requiring numerous types of materials;

         o to aggressively market specialty manufacturing services for time sensitive, high-tech prototype and pre-production PCBs to the high technology industry and cater to customers who need time sensitive delivery of low to medium production runs with high quality and superior design and customer service interface whether for production or research and development;

         o to expand our services to include flexible circuits and rigid-flex combinations in order to diversify sources of revenue;

         o to expand our sales through the marketing and manufacture of rigid-flex PCBs using the patented HVR Flex process available as a results of our acquisition of assets from Eastern
           Manufacturing Corporation in February 2003;

         o to acquire and integrate strategic assets of companies producing time sensitive, high tech prototype and pre-production PCBs with other unique customers, technology or processes in order to accelerate entry into our target market; and

         o to acquire manufacturing facilities that have military certification and achieve military certification for our current facilities.

     We plan to add additional independent sales representatives to extend our selling capacity. Commission costs therefore will fluctuate depending on the origin of sales orders with our internal sales team or our independent sales representative organization. We also plan to increase our marketing expenditures. There are no assurances that additional independent sales representatives or increased marketing expenditures will increase our revenues.

     We expect our general and administrative costs to increase in future periods due to our operating as a public company whereby we will incur added costs for filing fees, increased professional services and insurance costs.

     We have been in the process of moving our principal manufacturing facilities from Santa Clara, California to Fremont, California over the past financial quarter and we expect to complete our move by the end of the current fiscal quarter. The cost of the move is being financed from the proceeds of the previous private offering of our equity securities as well as funds from operations. Much of the cost will be recorded in the financial statements for the second and third fiscal quarters of 2003.

Accounting Principles; Anticipated Effect of Growth

         Below we describe a number of basis accounting principles which we employ in determining our recognition of revenues and expenses, as well as a brief description of the effects that we believe that our anticipated growth will have on our revenues and expenses in the future.


Revenues


         We recognize revenues upon shipment to our customers. We record net revenues as our gross revenues less an allowance for returns. At August 31, 2002, we had 180 customers. We provide our customers a limited right of return for defective PCBs and record an allowance against gross revenues for estimated returns at the time of sale based on our historical results. Because our customers quickly test the PCBs we manufacture for them, the majority of returns for defects occur within the first 15 days following shipment. At November 30, 2002, we provided an allowance against gross revenues for returns of $30,000. Actual return may differ materially from our estimates, and revisions to the allowances may be required from time to time.

            We expect the number and complexity of PCBs we sell to fluctuate with the changes in demand from our customers and, the prices we charge our customers to fluctuate as a result of intense competition in the PCB industry and the current economic situation and its impact on the high technology market. Until industry conditions improve and demand increases, we expect that decreased average pricing will continue to negatively affect our sales.

            We expect sales to grow as we develop our reputation in our target market and as a result of our move to our facility in Fremont, California. Management anticipates fluctuations in revenues as operations will be disrupted and in flux for a short period of time in connection with our move to Fremont. Additional acquisitions will also increase revenue as well as cause disruption as facilities, employees, and processes are integrated. We expect these fluctuations to be relatively short lived while expecting the revenue growth to be more permanent with the variable of market demand as a condition.

         Future demand and product pricing will depend on many factors including product mix, levels of advanced technology, capacity utilization, competitive pressure in the PCB industry, and economic conditions affecting the markets we serve and the electronics industry in general. The current uncertainty regarding the level and timing of an economic recovery in our product markets and volatility in our customer forecasts continue to make our forecasting less reliable than in prior periods. However, at this time we expect sales in the third quarter of fiscal 2003 to be increased over those in each of the first and second quarters of fiscal 2003. Since operating results for the fiscal year ended August 31, 2001 include only 1-1/2 months of operations, the results of operations comparisons may not be relevant.

         In each, case our plan of operations anticipates that our internal growth, as well as acquisitions of competitors, shall materially contribute to our ability to increase our revenues as described above.

         Through March 2003, we anticipate that our primary source of revenues will be from rigid bare-board manufacturing that provides time sensitive, high technology, and superior quality PCB's to the electronics industry at a competitive price. We are focused on higher layer counts and finer line production. Our revenues have been derived from different areas including delivery of prototype/pre-prototype boards from 24 hours to 10-day standard time as well as pre-production with numerous types of materials. The essential element of our success, current and future, will be to service those customers who need time sensitive delivery of low to medium production runs with high quality and superior design and customer service interface.

         In the future, Titan expects to receive revenues from customers who need rigid-flex and flex bare-board manufacturing that provides time sensitive, high technology, and superior quality PCBs. In addition, after an initial inspection and certification period, Titan intends to expand its sales focus to the military market place, which includes those vendors supplying the U.S. military with products in our target market.


Cost of Revenues


         Cost of revenues consists of materials, labor, outside services and overhead expenses incurred in the manufacture and testing of our products. Many factors affect our gross margin, including, but not limited to, capacity utilization, production volume and yield. We do not participate in any long-term supply contracts and we believe there are a number of high quality suppliers for the raw materials we use. Our cost of goods, as a percentage of revenues, varies depending on the complexity of the PCBs we manufacture in any given period.

         Based upon our plan of operations, we anticipate that our cost of revenues will increase as our revenues increase, but that cost of revenues as a percentage of net revenues shall generally decrease as our revenues increase. We believe that the amount of the decrease of this percentage over the next several fiscal periods will be dependent in large part upon the source of the increase in revenues. For example, an increase in our penetration in the existing market for our goods and services will permit us to increase revenues at a low cost in part by causing us to utilize a greater portion of our existing manufacturing capacity, an expense which we already incur. On the other hand, an increase in our revenues attributable to our offering a greater portfolio of products and services may result in less of a decrease in such percentage as such activities may initially be less efficient than our existing operations.

         Included in cost of revenues is overhead which is relatively fixed. Materials and labor are semi-variable and are influenced by the complexity of orders as well as the quantity of orders. As our business is continually changing with regard to the type of product produced, we plan to implement broader use of production systems to control the overtime in production as well as the use of materials in production. We anticipate that these systems will assist in the pricing of its products with the objective to be more competitive and profitable in our target market.

         We intend to continue to expand and upgrade our production capability as well as our production systems and the financial systems interface in order to better manage material, labor and overhead costs.


Expenses


         Our operating expenses for the year ended August 31, 2002 are comprised of costs for sales and marketing, general and administrative, non-recurring costs and costs related to mergers and acquisitions, as well as the cost of developing operating facilities.

         Selling and marketing expenses consist primarily of salaries and commissions paid to our internal sales team, commissions paid to independent sales representatives and costs associated with advertising and marketing activities. We expect our selling and marketing expenses to fluctuate as a percentage of sales as we add new personnel, develop new independent sales representative channels and advertise our products.


         We intend to expand our direct, indirect and distributed sales plan in order to best utilize our newly acquired rigid-flex manufacturing capability as a result of its acquisition of the assets from Eastern Manufacturing Corporation as well as our geographic expansion. In connection with the expansion of our business, we have hired Lawrence K. McFall as Executive Vice President of Titan. A significant part of his focus will be distribution and sales for our company. See "Management."

         General and administrative expenses include all corporate and administrative functions that serve to support our current and future operations and provide an infrastructure to support future growth. Major items in this category include management and staff salaries and benefits, travel, network administration and systems/data processing, training, rent/leases and professional services. We expect these expenses to increase as a requirement of operating as a public company and we further expect these expenses to fluctuate as a percentage of revenues as we expand our business. We intend to slightly expand our customer and sales support operation in order to support the increased complexity and volume of our PCB business and our anticipated use of indirect sales. We do not expect a material increase in sales and marketing expense that is not consistent with an increase in sales. Since operating results for the fiscal year ended August 31, 2001 include only 1-1/2 months of operations, the results of operations comparisons may not be relevant. We anticipate our sales and marketing costs to fluctuate as a percentage of revenue due to the addition of sales personnel and various marketing activities planned throughout the year.


         For the year ended August 31, 2002 and three months ended November 30, 2002, non-recurring costs include the expenses related to our merger activities, as well as the expense of developing new facilities. As part of our business strategy we will continue to seek additional acquisitions. Therefore, we anticipate incurring merger costs in the future.

         Interest expense, including finance charges, relates primarily to an accounts receivable and inventory line of credit with an entity owned by a former member of our board of directors. We expect interest expenses to fluctuate as a percentage of revenues based on the timing of borrowings under our line of credit.

Results of Operations


         The following table sets forth income statement data for the three month periods ended November 30, 2002 and 2001 and the year ended August 31, 2002 and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. We commenced our operations after our acquisition of SVPC Circuit Systems, Inc. on July 16, 2001. Since operating results for the fiscal year ended August 31, 2001 include only 1-1/2 months of operations, the results of operations for the year ended August 31, 2001 are not comparable to the results of operation for the year ended August 31, 2002.

                                     Three Months Ended   Fiscal Year Ended
                                        November 30         August 31
                                     ------------------   ----------------

                                       2002        2001        2002
                                     ------      ------      ------
Revenues                              100.0%      100.0%      100.0%
Cost of revenues                       95.0        90.0        85.1
                                     ------      ------      ------
Gross profit                            5.0        10.0        14.9

Operating expenses:
Sales and marketing                    12.0        11.0        10.2
General and administrative             15.0        10.0        13.5
Non-recurring costs                    30.0         1.0         6.5
                                     ------      ------      ------
Total operating expenses               57.0        22.0        30.2

Operating loss:                       (52.0)      (12.0)      (15.3)
Other income and expense               (2.0)       (6.0)       (5.5)
                                     ------      ------      ------

Net loss                              (54.0)%     (18.0%)     (20.8)%
                                     ======      ======      ======



  Results of Operations for the Three Months Ended November 30, 2002 and 2001

Revenue


         Revenue increased by $99,072 or 5% from $1,978,097 in the three months ended November 30, 2001 ("Q1-02") of fiscal 2002 to $2,077,169 in the three months ended November 30, 2002 ("Q1-02"). This increase resulted primarily from an increase in the number of PCBs sold, partially offset by the decrease in selling prices. The revenues for the three months ended November 30, 2002 were all attributable to rigid PCBs. As each customer and customer order is essentially unique and customized to their specifications, a unit sales number other than by category of rigid, flex, and rigid-flex is not relevant. Revenues for Q1-02 were generated under different management and resulted from sales of a combination of flex and rigid PCBs, but records indicating the ratio between the two are not available. The increase in revenues for Q1-03 as compared to the same period in the prior year resulted from an increase in unit shipments, partially offset by a decrease in average pricing. Volume gains during Q1-03 have been partially offset by a decrease in average pricing in the same quarter. The decrease in average pricing is a result of product mix changes, competitive pressures on pricing for both quick-turn and volume orders resulting from the overall decline in the electronics industry, and a lower level of premium revenue. While we see some stabilization in pricing as competitors are unable to effectively compete and are being forced to close, we expect this situation to continue for the near future.


Cost of Revenue


         Cost of revenue increased $190,064, or 11%, from $1,774,902 for Q1-02 to $1,965,542 for Q1-03. The increase in cost of revenue resulted from a greater number of PCBs sold. As a percentage of revenue, cost of revenue increased from 90% of revenue for Q1-02 to 95% of revenue in Q1-03. Such increase was caused by the reduction of prices for the PCBs. We expect the cost of revenue to fluctuate as a percentage of revenue as the costs we incur for our materials are affected by the volume of product we purchase to fulfill our customers' orders.

Gross Profit


         Gross profit decreased by $91,568, or 45%, from $203,195 for Q1-02 to $111,627 for Q1-03. The decrease in gross profit resulted primarily from a greater volume of PCBs produced at decreased prices. Our gross profit was 10% of revenue during Q1-02 compared to 5% of revenue during Q1-03. The impact of the increases in sales was mitigated by various costs relating to materials, production personnel and overhead expenses not in place in the preceding comparable period. We expect our gross profit to fluctuate as a percentage of revenue based on the demand from our customers which affects our costs and volatility in prices we charge our customers due to intense competition in the PCB industry.


Operating Expenses


         Sales and marketing expenses increased by $22,796, or 10%, from $225,028 in the first quarter of fiscal 2002 to $247,824 in Q1-03. As a percentage of revenue, sales and marketing expense increased from 11% of revenue for Q1-02 to 12% of revenue for Q1-03. This increase was due to the addition of sales personnel during Q1-03.

         General and administrative expenses increased by $122,761, or 67%, from $183,894 in Q1-02 to $306,655 in Q1-03. This increase was primarily attributable to the addition of personnel and additional professional fees incurred as a publicly traded company after the Merger, which took place on August 30, 2002. General and administration expenses increased approximately 5.0% for Q1-03 from Q1-02. Such increases in general and administration expenses resulted from various cost initiatives implemented in the latter half of 2002 as a result of becoming a public company. These costs were primarily in the area of outside legal, insurance and accounting expenses.

         Non-recurring costs increased by $86,923, or 375%, from $23,153 in Q1-02 to $110,076 in Q1-03. As a percentage of revenue, non-recurring costs increased from 1% in Q1-02 to 5% in Q1-03. Non-recurring costs include certain setup costs totaling $110,076 for it's new facilities located in Fremont, California , which are expected to be in service in Q3-03. On July 6, 2002, we executed a sublease for a former facility of Tyco Electronics, Inc. located in Fremont, California. It is our intention to occupy that facility during the second calendar quarter of 2003 and move all of our current operations to that facility. We have incurred costs of approximately $100,000 during Q1-03 to retrofit that facility to our specifications. We anticipate we will incur additional facility-related costs of approximately $75,000 for the foreseeable future.

         Merger costs increased by $503,427 in Q1-03 from $0 in Q1-02. As a percentage of revenue, non-recurring costs increased from 0% in Q1-02 to 24% in Q1-03. The increase in merger costs during Q1-03 includes the cost of merger-related consulting services paid through issuance of Company stock and professional fees for the merged related filings with the Securities and Exchange Commission (the "SEC"). As part of our business strategy we will continue to seek additional acquisitions. Therefore, we anticipate incurring merger-related costs in the future.

         Interest expense, including amortization of loan fees during Q1-03, decreased by $67,575, or 54%, from interest expense of $124,558 for Q1-02 to $56,983 for Q1-03. As a percentage of revenue, interest expense decreased from 7% in Q1-02 to 2% in Q1-03. In the first quarter of fiscal 2003, interest expense relates primarily to our line of credit with an entity owned by a member of our board of directors and, to a lesser degree, interest expenses for the purchase and lease of equipment. Interest expense in Q1-02 primarily related to a real estate loan of approximately $3,349,000, factoring of our accounts receivable and, to a lesser degree, interest expense from lease obligations and a $100,000 renewal fee on our term loan. We anticipate the amount of interest expense to increase in the near term as the result of the $640,000 of short-term indebtedness incurred in connection with our acquisition of assets from Eastern Manufacturing Corporation which accrues interest at the rate of 24% per annum and thereafter, to fluctuate as a percentage of revenue based on the timing and amounts borrowed under our line of credit and other credit facilities we may enter into from time to time.

         Results of Operations for the Years Ended August 31, 2002 and 2001


Since operating results for the fiscal year ended August 31, 2001 include only 1-1/2 months of operations, the results of operations for the year ended August 31, 2001 are not comparable to the results of operation for the year ended August 31, 2002.


Revenues:


         Revenues for the year ended August 31, 2002 were $8,321,292 from the sale of PCBs to our customers. Ten customers comprised 41% of our revenues for the year.


Cost of Revenues:


         Cost of revenues for the year ended August 31, 2002 was $7,079,941, or 85.1% of revenues.


Operating Expenses:


         Sales and marketing expenses for the year ended August 31, 2002 were $851,444, or 10.2% of revenues.

         General and administrative costs for the year ended August 31, 2002 were $1,123,857, or 13.5% of revenues.

         Non-recurring cost for the year ended August 31, 2002, of $117,920, or 1.4% of revenues, include certain non-capitalized costs related to facility expansion efforts. We anticipate we will continue to incur future non-recurring costs related to new facilities and anticipate the amount to fluctuate depending on the amounts and timing of expenditures. During the year ended August 31, 2002 we incurred approximately $420,611 of expense related to the merger of the Company and Titan. The costs include primarily legal and consulting fees.


Other Income and Expense

         For the year ended August 31, 2002, other income and expense was $458,320, or 5.5% of revenues. Included in this category was interest expense of $484,487 offset by miscellaneous income of $26,167. Interest expense was incurred through our borrowings and our line of credit. We anticipate future interest expense to fluctuate as a percentage of revenues depending on the amounts and timing of funds borrowed under our line of credit.

Liquidity and Capital Resources



         Our principal sources of liquidity have been cash provided by operations, borrowings under our various debt agreements and the Private Placement offerings of securities. Our principal uses of cash have been for operations, to meet debt service requirements, finance capital expenditures and for acquisition activities. We anticipate these uses will continue to be our principal uses of cash in the future.


         We will require additional financing in order to implement our business plan. We currently anticipate capital expenditures of at least $1.3 million during the next 12 months in order to complete our transition into our Fremont and Amesbury facilities and to cover operating losses during that period. If the anticipated cash generated by our operations are insufficient to fund requirements and losses, we will need to obtain additional funds through third party financing in the form of equity, debt or bank financing. Particularly in light of our limited operating history, there can be no assurance that we will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of such events, our business, prospects, financial condition, and results of operations would be materially and adversely affected. As a result of any such financing, the holders of our common stock may experience substantial dilution. In addition, as our results may be negatively impacted and thus delayed as a result of political and economic factors beyond our control, including the potential war in the Middle East and its impact on the high technology market and the economy in general, our capital requirements may increase.

         We believe that our existing capital resources, capital commitments and expected cash generated from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

         The following factors, among others, could cause actual results to differ from those indicated in the above forward-looking statements: pricing pressures in the industry; the loss of any of our major customers; a continued downturn in the economy in general or in the technology sector; a further decrease in demand for electronic products or continued weak demand for these products; our ability to attract new customers; our ability to reduce costs, including those associated with our restructuring plan; an increase in competition in the market for electronic interconnect solutions; and the ability of some of our new customers to obtain financing. These factors or additional risks and uncertainties not known to us or that we currently deem immaterial may impair business operations and may cause our actual results to differ materially from any forward-looking statement.

         Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report to conform them to actual results or to make changes in our expectations.

         For Q1-02, net cash provided by operations was $210,630 while in the quarter ended November 30, 2002 we used net cash of $410,244 in operating activities, representing a decrease of $620,874 or 295% comparing the first quarter of fiscal 2002 to the first quarter in fiscal 2003. This decrease was caused, in part, by an increase in net losses of $769,470 from the first quarter in fiscal 2002 to the first quarter in fiscal 2003. Net cash used by operating activities during the year ended August 31, 2002 was $539,868 and was attributable principally to our net loss of $1,730,801.

         During Q1-03, we used $137,624 for the purchase of fixed assets compared to $44,134 use for the purchase of fixed assets in the first quarter of fiscal 2002, an increase of $93,490, or 212%. Net cash used by investing activities of $620,417 for the year ended August 31, 2002 was for the purchase of fixed assets. We have been acquiring equipment to outfit our new facility in Fremont, California and expect to expend additional funds to obtain other necessary equipment. We expect to incur additional capitalized costs of $538,000 upon completion.

         During the quarter ended November 30, 2002, we increased our borrowings under our credit agreement with Alco Financial Services ("Alco"), an entity owned by a former member of our Board of Directors, by $202,487. Under the terms of the agreement, we can borrow up to the sum of (1) 80% of the net face amount of Titan's eligible accounts receivable, plus (2) the lesser of (i) $100,000 or
(ii) 50% of the eligible inventory. We had no borrowings from Alco during Q1-02. Also during the quarter ended November 30, 2002, we repaid obligations from notes, loans and capital lease obligations totaling $18,559. During Q1-02, we received note and loan proceeds of $65,372 and repaid $24,199 of those obligations. Net cash provided by financing activities was $1,056,858 for the year ended August 31, 2002. We borrowed $1,582,419 from related parties and repaid $530,561 in notes and capital lease obligations and received $5,000 from a stockholder. Subsequent to August 31, 2002, as a result of the Merger, $2,144,146 in loans and notes were converted to equity.

         Under the terms of our agreement with Alco, we can borrow up to the sum of (1) 80% of the net face amount of our eligible accounts receivable, plus (2) the lesser of (i) $100,000 or (ii) 50% of the eligible inventory. Borrowings under the loan agreement incur interest charges at a rate equal to the greater of (a) 3.5% over the prime rate or (b) interest rate at the date of the loan agreement (June 28, 2002), and matures on June 28, 2003. This loan is subject to a loan fee of $24,000 for one year and a minimum monthly interest charge of $7,500, and it is secured by the accounts receivable and inventory of Titan. As of August 30, 2002, the outstanding balance of the loan was $733,684. During the year ended August 30, 2002, Titan paid interest and financing costs of $202,515 to Alco. As of November 30, 2002, the balance of the loan was $936,171. Under our agreement with Alco, after an event of default under the credit facility we may not (a) grant any extension of time for payment of any accounts, (b) settle any accounts for less than the full amount of the account (c) release any account debtor; or (d) grant any credits with respect to any account. we are subject to certain restrictions and covenants.

         Upon the effectiveness of the Merger, we commenced the Private Placement, initially of units (each a "Unit"), each Unit being comprised of one share of our common stock and a 5 year warrant to purchase one share of our common stock at an exercise price of $1.50 per share. Effective October 28, 2002, we amended the offering structure to provide for, among other things, the offering of shares of common stock (without common stock purchase warrants) at $0.75 per share, reduced from its previous offering price of $1.50 per Unit (the "Repricing"). Each investor in the Private Placement who had purchased Units prior to October 28, 2002 was provided an opportunity to rescind its purchase and receive a refund of their purchase prices when the terms of the offering were amended. None of the investors availed themselves of the refund offer. Instead, those investors agreed to surrender their rights to Units and to apply their respective investment amounts toward the purchase of shares of common stock at $0.75 per share. As of January 9, 2003, we had sold 2,792,567 shares of common stock in the Private Placement for aggregate gross proceeds of $2,094,426. We intend to use the proceeds of the Private Placement, after deducting fees and expenses related to the Private Placement, for general working capital needs and the build-out of new facilities. Fees and expenses related to the Private Placement included $113,905 paid to R. F. Lafferty and Co., Inc., and $30,000 paid to Berry-Shino Securities in consideration of their assistance with the Private Placement. These costs were paid out of the proceeds received from the Private Placement.


         Pursuant to the terms of the Private Placement, we are currently obligated to issue additional shares of common stock to those Selling Stockholders who invested in the Private Placement in an amount equal to 10% of the aggregate shares sold in the Private Placement for the first month commencing January 15, 2003, and an additional 2% for each month thereafter that this registration statement has not been declared effective by the Securities and Exchange Commission. In addition, pursuant to the terms of the Private Placement, no investors who acquired shares of common stock in the Private Placement may sell any such shares until after the registration statement of which this Prospectus forms a part has been declared effective by the Securities and Exchange Commission and thereafter, each investor is subject to a volume restriction limiting its sale of shares registered hereunder to up to 20% of such investors shares purchased in the Private Placement during the first month after the effective date of the registration statement and up to an additional 20% of such shares each calendar month thereafter, until August 10, 2003 when each such investor shall be entitled to sell all their shares without this volume limitation.

          On March 3, 2003, through our subsidiary Titan PCB East, we acquired substantially all of the assets of Eastern Manufacturing Corporation, for approximately $500,000 in a foreclosure sale from Eastern Manufacturing Corporation's secured lender Eastern Bank. The acquired assets included equipment, work-in-progress, inventory, technology, technology and patent licenses and customer lists. In connection with this acquisition, we were assigned Eastern Manufacturing Corporation's rights under a license agreement with Coesen, to manufacture PCBs using the HVRFlex Process. We also entered into a lease for the facility in Amesbury, Massachusetts previously leased by Eastern Manufacturing Corporation. We financed the acquisition of Eastern Manufacturing Corporation's assets through the issuance and sale on February 27, 2003 of secured promissory notes by Titan PCB East to a limited number of accredited investors in a private placement. The promissory notes have an aggregate face amount equal to $640,000, bear interest at the rate of 24% per annum, payable quarterly, and have an expiration date of February 27, 2004. The promissory notes are secured by substantially all of the assets of Titan PCB East. We expect to repay the promissory notes with the proceeds from the issuance of other short-term promissory notes with more favorable terms. In connection with the issuance of the promissory notes, the investors were issued an aggregate of 320,000 shares of common stock, pro rata according to their respective investment amounts.

         We expect to significantly increase our manufacturing capacity in the third and fourth quarters of fiscal 2003 as a result of our move to our leased facility in Fremont, California, our acquisition of assets from Eastern Manufacturing Corporation and our entry into a new lease for the manufacturing facility in Amesbury, Massachusetts that was formerly leased by Eastern Manufacturing Corporation. In connection with this capacity increase, we anticipate improved process utilization once all systems are in place and operating within expected range at these two facilities. The cost for our capacity expansion program from the re-location to Fremont, California and the acquisition of Eastern Manufacturing Corporation's assets is expected to be approximately $1.3 million, the majority of which have already been incurred. We expect to fund our expansion projects with a combination of current cash resources, internally generated funds and external financing. Once completed, we expect these expansion projects to increase production capacity by over 100% and we anticipate that at such time our manufacturing facilities will support production of rigid, flex and rigid-flex PCBs.

         Our planned capacity expansions involve risks. We may encounter construction delays, equipment delays, labor shortages or disputes and production start-up problems that could prevent us from meeting our customers' delivery schedules. We expect to incur new fixed operating expenses associated with our expansion efforts, including increases in depreciation expenses and lease expenses. The current unfavorable economic conditions affecting major customers or the electronics industry in general may affect our ability to successfully utilize our additional manufacturing capacity in an effective manner. If our revenues do not increase sufficiently to offset increased expenses, our operating results may be adversely affected.

Quantitative And Qualitative Disclosures About Market Risk

         Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment. We ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in high quality, short-term securities. We do not believe that changes in interest rates will have a material effect on our liquidity, financial condition or results of operations.

         We do not have interest rate risk in our long-term debt and do not enter into interest rate swap agreements. A change in interest rates would not affect interest expense on the $640,000 principal amount, 24% per month short-term promissory note issued to help finance the acquisition of the Eastern Manufacturing Corporation assets because that instrument bears a fixed rate of interest.


Impact of Inflation

         We believe that our results of operations are not dependent upon moderate changes in inflation rates as we expect we will be able to pass along component price increases to our customers.

Seasonality

         We have experienced sales fluctuations due to customer business shut downs over December holidays and the slow down of purchasing activities in the summer during peak vacation months.


Internal Controls and Procedures

         Within the 90 days prior to the filing date of this report, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. This evaluation was done under the supervision and with the participation of our President and acting Chief Financial Officer. Based upon that evaluation, they concluded that our disclosure controls and procedures are effective in gathering, analyzing and disclosing information needed to satisfy our disclosure obligations under the Exchange Act.

         There were no significant changes in our internal controls or in their factors that could significantly affect those controls since the most recent evaluation of such controls.

Recently Issued Accounting Standards and Critical Accounting Policies

         The SEC recently issued Financial Reporting release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial conditions and operating results, and requires management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policies include: allowance for sales returns and bad debts, inventory obsolescence and impairment of long-lived assets. We base our estimates on current facts and circumstances as well as historical experience. There are no assurances that actual results will not differ significantly from our estimated results. A description of our estimates and policies are contained in the notes to our consolidated financial statements. The methods, estimates and judgments we use in applying these most crucial accounting policies have a significant impact on the results we report in our consolidated financial statements.


         In July 2001, the Financial Accounting Statement Board ("FASB") issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001, be accounted for as a purchase, therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001, and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. We have implemented the provisions of SFAS No. 141 and have concluded that the adoption does not have a material impact on our financial statements.

         In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement, and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination), and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001, for any intangibles acquired in a business combination initiated after June 30, 2001. We have implemented the provisions of SFAS No. 142 and have concluded that the adoption does not have a material impact on our financial statements.

         In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. We do not expect the adoption to have a material impact to our financial position or results of operations.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. We do not expect the adoption to have a material impact to our financial position or results of operations.

         In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. We do not expect the adoption to have a material impact to our financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146 "Accounting for Exit or Disposal Activities." The provisions of this statement are effective for disposal activities initiated after December 31, 2002, with early application encouraged. We do not expect the adoption of FASB No. 146 to have a material impact to our financial position or results of operations.

                                    BUSINESS



         We are a manufacturer of time sensitive, high tech, prototype and pre-production PCBs. We provide time-critical PCB manufacturing services to original equipment manufacturers and electronic manufacturing services providers. Our prototype PCBs serve as the foundation in many electronic products used in telecommunications, medical devices, automotive, military applications, aviation components, networking and computer equipment. Our time sensitive and high quality manufacturing services enable our customers to shorten the time it takes them to get their products from research and development phase to production phase, thus increasing their competitive position.

         We are able to produce high technology PCBs with surface finishes consisting of tin/lead, immersion gold, organic solderability coating also known as OSP, electrolytic soft and hard gold, silver and tin/nickel finishes. Our PCBs are also engineered to support electrical characteristics for high-speed digital designs consisting of controlled impedance.

         Our bare-board manufacturing operations provide time sensitive PCBs to the electronics industry at a competitive price. Our focus is on niche PCBs consisting of complex high layer count, fine-lines and high-performance materials with capabilities to deliver in 24 hours at a premium to a 10-day delivery period.

         Our standard panel sizes range from 12" x 18" to an oversize panel of 24" x 30". The base cost of a PCB is primarily determined by the amount of boards that can be placed on manufacturing process panel. We have the capability to produce up to 34 layer circuit boards with finished hole aspect ratios up to 15 to 1 (15:1). The number of layers of a PCB can affect our weekly manufacturing capacity. For example, an order representing a higher number of layers, 12 or more, will decrease overall capacity, whereas an order for PCBs with less than 12 layers will increase overall capacity. However, we expect that any decreases in capacity caused by the manufacture of PCBs with a greater number of layers would be offset by a higher average panel price.

         We are in the process of relocating and upgrading our current PCB plant into a facility formerly occupied by Tyco Electronics Inc. in Fremont, California, in connection with which we executed a sublease on July 26, 2002.

Industry Background

         PCBs serve as the foundation of most complex electronic products. The PCB manufacturing industry has benefited from the proliferation of electronic products in a variety of applications, ranging from consumer products, such as cellular telephones, to high-end commercial electronic products, such as communications and computer networking equipment. PCBs are manufactured from sheets of laminated base material purchased from various laminate suppliers. Each sheet (also known as a manufacturing process panel) typically consists of multiple PCBs, while each board contains its own identity consisting of electrical circuitry etched from copper to provide an electrical connection between the components mounted to it.


         Products that utilize PCBs have high levels of complexity and short life cycles as original equipment manufacturers continually develop new and increasingly sophisticated products. Titan believes these characteristics benefit PCB manufacturers that can assist original equipment manufacturers in bringing a product to market faster by providing the engineering expertise, process controls and execution capabilities to accelerate product development and quickly proceed to volume production. We believe manufacturers of complex electronics products in high-growth markets, including consumer electronics, the computer and networking industry, medical devices, military contracts, automobiles, aviation and the telecommunications industry are continually under pressure to bring their products to market faster. The success of these industries is dependent on, among other things, technological advancements, demand for a wider variety of product applications, and increasingly powerful electronic components. We believe that the time-critical and highly complex nature of the new and emerging markets will further increase the demand for rapid production of complex PCBs.

         We see several trends in the PCB manufacturing industry. These include:


         Importance of Prototype PCB Production.


         We believe that original equipment manufacturers are placing increased emphasis on the prototype stage of PCB production in order to accelerate product development. We believe that domestically, higher volume production of PCBs is becoming increasingly more competitive, as much of such production is exported to countries overseas for low cost manufacturing. We believe in placing a stronger emphasis towards the small volume, highly complex, multi-layer prototype PCBs for original equipment manufacturers in research and development companies headquartered in areas such as Silicon Valley, while the production volumes are mass-produced at other locations.


         Shorter Electronic Product Life Cycles.


         We believe that rapid changes in technology are shortening the life cycles of complex electronic products and reducing the period during which products are profitable, placing greater pressure on original equipment manufacturers to bring new products to market faster. We also believe that the rapid adoption of innovative electronic products is heightening the need for original equipment manufacturers to minimize the time required to advance products from prototype design to product introduction. We believe these time-to-market requirements are causing original equipment manufacturers to increasingly rely on PCB manufacturers who have the capability to meet the technology demands of compressed product life cycles.


         Increasing Complexity of Electronic Products.

         We believe that the increasing complexity of electronic products is driving technological advancements in PCBs. Original equipment manufacturers are continually designing more complex and higher performance electronic products, which require PCBs that can accommodate higher speeds and component densities. We believe that original equipment manufacturers are increasingly relying upon prototype PCB manufacturers who invest in advanced manufacturing process technologies and sophisticated engineering staff to accelerate product development.


Services


         We provide its customers with a competitive prototype manufacturing solution from prototype through pre-production development. Our services include:



         Quick Turn Production.

         Our clients are typically product and chip designers that need high quality prototype PCBs on an expedited basis. We produce prototype PCBs of various types and complexities based on our clients specifications, with delivery times ranging between 24 hours and a standard lead time of 10 days. Because we process customer orders on a "quick-turn" basis, we do not typically have more than a two-week backlog of customer orders at any one time.

         Process Development.


         Our clients are concerned with the manufacturing yields that are generally reflected in each volume production run of a market ready PCB. We work closely with our customers' engineering departments to develop "Design for Manufacturing" standards for future high volume production. The purpose of our design assistance efforts is to determine efficient layouts of PCBs to improve production yields and decrease volume production costs of a market ready PCB.


         System Testing.


         We have the capability to perform several methods of electrical testing on a finished PCB.

         One method is using a custom test fixture that is manufactured internally and attached to a universal grid test machine. The pins in the test fixture will establish continuity between the universal grid and the exposed metal on the surface of the PCB. When a test is performed, the test fixture will verify that a circuit board's electrical continuity and electrical characteristics are performing properly. Due to the cost of these custom test fixtures, this option is best used on larger quantity orders.

         The other method of testing is known as fixtureless testing, which is more time consuming as it tests each PCB, but more cost effective as it eliminates the need for test fixtures. Fixtureless testers, also known as flying-probes, utilize a series of pointed pins that float around the surface of the circuit board to verify electrical continuity and characteristics.


         Both methods can be operated through an industry electrical test format known IPC 356. Our combination of equipment and software provides the added flexibility for time sensitive manufacturing and a reliable electrical test at competitive prices for prototype and pre-production orders.



Technology

         The market for our products is characterized by rapidly evolving technology. In recent years, the trend in the electronic products industry has been to increase the speed, complexity and performance of components while reducing their size and cost. Although none of our technology is proprietary, we believe our technological capabilities allow us to address the needs of manufacturers who need to bring complicated electronic products to market faster. PCBs serve as the foundation of products in electrical devices, large and small.

         To manufacture PCBs, we generally receive circuit designs directly from our customers in the form of computer data files, which are reviewed to ensure data accuracy, product manufacturability and design evaluation. Processing these computer files with computer aided design technology, we generate images of the circuit patterns on individual layers using advanced photographic processes. Through a variety of plating and etching processes, we selectively add and remove conductive materials to form horizontal layers of thin circuits called traces, which are separated by insulating material. A finished multilayer circuit board laminates together to form a number of circuitry layers, using intense heat and pressure under vacuum. Vertical connections between layers are achieved by plating through small holes called vias. Vias are made by highly specialized drilling equipment capable of achieving extremely tight tolerances with high accuracy. We specialize in high layer prototype PCBs with extremely fine geometries and tolerances, and uses automated optical inspection systems to ensure consistent quality. We also intend to use clean rooms for production purposes in the Fremont, California manufacturing facility, which will minimize particles that create manufacturing defects.


         We believe the highly specialized equipment we use is among the most advanced in the prototype and pre-production industry. We provide a number of advanced technology solutions, including:

         30+ Layer PCBs.

         Manufacturing PCBs exceeding 12 layers is more difficult to accomplish due to the greater number of processes required. We reliably manufacture PCBs up to 34 layers in a time-critical manner.


         Blind and Buried Vias.


         Vias are drilled holes which provide electrical connectivity between layers of circuitry in a PCB. They typically extend all the way through the circuit board, providing connections to external features. As the demand for wiring density in a circuit board increases, vias may block channels that are needed for circuitry. As an alternative to the difficult task of adding more layers, blind and buried via technology is employed. Blind vias connect the surface layer of the PCB to the nearest inner layer. Buried vias are holes that do not reach either surface of the PCB but allow inner layers to be interconnected. Since blind and buried vias only extend through the layers of the PCB in which they are required, more space is available on unpierced layers. Products with blind and buried vias can be made thinner, smaller, lighter and with more functionality than products with traditional vias.


         Sequential Lamination.


         When using blind and/or buried via technology in a multi-layer PCB, we often incorporate sequential lamination manufacturing processes. Sequential lamination uses a multiple PCB construction approach that generally increases the complexity of manufacturing due to an increase in the number of production steps. We use sequential lamination when there is a requirement for multiple sets of laminated, drilled and plated via assemblies.


         .003" Traces and Spaces Widths.


         Traces are the connecting copper lines between the different components of the PCB and spaces are the distances between traces. The smaller the traces and tighter the spaces, the higher the density on the PCB and the greater the expertise required to achieve a desired final yield on an order.


         Aspect Ratios of up to 15:1.


         The aspect ratio is the ratio between the thickness of the PCB to the diameter of a drilled hole. The higher the ratio, the greater the difficulty to reliably form, electroplate and finish all the holes on a PCB. We can drill holes using a .013" drill bit on backpanels measuring .200" thick.


         Thin Core Processing.


         A core is the basic inner-layer building block material from which PCBs are constructed. A core consists of a flat sheet of material comprised of glass-reinforced resin with copper foil on either side. The thickness of inner-layer cores is determined by the overall thickness of the PCB and the number of layers required. The demand for thinner cores derives from requirements of thinner PCBs, higher layer counts and various electrical parameters. Internal core thickness in our PCBs range from as little as 0.002 inches up to 0.039 inches. By comparison, the average human hair is 0.004 inches in diameter.


         Micro Ball Grid Array/Chip-on-Board Features.


         A ball grid array is a method of mounting an integrated circuit or other component to a PCB. Rather than using pins, also called leads, the component is attached with small balls of solder at each contact. This array method allows for greater input/output density and requires PCBs with higher layer counts and tighter lines and spaces.

         Controlled Impedance.


         High speed digital requirements demand accurate timing and high signal speeds. Differential and single ended controlled impedance PCBs are manufactured to specific tolerances to meet these specifications. These customer specified impedance values are then verified prior to shipment using our specialized impedance test equipment.


         Computer Aided Manufacturing.


         We utilize Orbotech equipment and software, the worldwide leader in PCB manufacturing equipment and computer aided manufacturing software. These enhancements allow the software to automate many of the tasks that were handled manually by a technician, reducing overhead and costly operator errors. We believe that utilizing CAD generated data from the customer at our automated optical inspection machines and final electrical test will enhance yields and reduce scrap.



Customers And Markets

         Our customers include PCB design companies, original equipment manufacturers and contract manufacturers that serve the rapidly changing electronics industry. We measure customers as those companies that place at least two orders in a 12-month period.


         Our current customers come from several different industries including the security industry, chip and semiconductor industries, contract manufacturing, telecommunication and bio-medical industries.

         Our top ten customers accounted for 41% of our revenues for the year ended August 31, 2002.


Sales And Marketing


         Our marketing strategy focuses on establishing long-term relationships with our customers' engineering staff and new product introduction personnel early in the product development phase.

         Our engineers, application support and managers provide support to our sales representatives in advising customers with respect to manufacturing feasibility, design review and technology limits through direct customer communication, e-mail and customer visits. In an effort to establish individual salesperson accountability for each client and the development of long term relationships, each customer is assigned one internal account manager and an outside sales representative.


         We market our services through 4 direct full time sales representatives and 7 independent sales representatives, supervised by our Vice-President of Sales. We believe there are significant opportunities for us to increase our market penetration throughout the United States through further expansion of our direct and independent sales representatives.

Suppliers

         The primary raw materials used in our manufacture of PCBs include copper-clad layers of fiberglass of varying thickness impregnated with bonding materials, chemical solutions such as copper and gold for plating operations, photographic film, carbide drill bits and plastic for testing fixtures.


         We utilize just-in-time procurement practices to maintain our raw materials inventory at low levels and works closely with our suppliers to obtain technologically advanced raw materials. Although we have preferred suppliers for some raw materials, the materials we use are generally readily available in the open market through numerous suppliers with the exception of one supplier of laminate material requested for use by our customers in less than 25% of our production. In addition, we periodically seek alternative supply sources to ensure that we are receiving competitive pricing and service. Adequate amounts of all raw materials have been available in the past and we believe this availability will continue in the foreseeable future.

Competition

         The PCB industry is highly fragmented and characterized by intense competition. Our principal competitors include: DDI, Cirrexx, Harbor, Sanmina and Tyco.


         We believe we compete favorably on the following competitive factors:

         o competitive pricing;

         o capability and flexibility to produce customized complex products;

         o ability to offer time-to-market capabilities;


         o ability to offer time sensitive PCB manufacturing capabilities;


         o consistently high-quality product; and

         o outstanding customer service.


         In addition, we believe that our continuous evaluation and early adoption of new or revised manufacturing and production technologies also gives us a competitive advantage. We believe that manufacturers like us, who have the ability to manufacture PCBs using advanced technologies such as blind and buried vias, higher layer count, larger panel size and finer traces and spaces widths have a competitive advantage over manufacturers who do not possess these technological capabilities. We believe these advanced manufacturing and production technologies are increasingly replacing and making obsolete older technologies that do not provide the same benefits. Our future success will depend in large part on whether we are able to maintain and enhance our manufacturing capabilities as new manufacturing and production technologies gain market share.


         Some of our competitors are likely to enjoy substantial competitive advantages, including:

         o greater financial and manufacturing resources that can be devoted to the development, production and sale of their products;

         o more established and broader sales and marketing channels;

         o more manufacturing facilities worldwide, some of which are closer in proximity to our customers;

         o manufacturing facilities which are located in countries with lower production costs; and

         o greater name recognition.

Governmental Regulation


         Our operations are subject to federal, state and local regulatory requirements relating to environmental compliance and site cleanups, waste management and health and safety matters. In particular, we are subject to regulations promulgated by:

o the Occupational Safety and Health Administration pertaining to health and safety in the workplace;

o the Environmental Protection Agency pertaining to the use, storage, discharge and disposal of hazardous chemicals used in the manufacturing processes; and

o corresponding state agencies.

         To date, the costs of compliance and environmental remediation have not been material to us. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on us, or if conditions requiring remediation were found to exist, we may be required to incur substantial additional expenditures.


Employees

         As of March 10, 2003, we had approximately 108 full time direct employees, none of whom were represented by unions. Of these employees, 87 were involved in manufacturing and engineering, 12 were in sales, customer/sales support, and marketing and 9 worked in accounting, systems and other support capacities. We have not experienced any labor problems resulting in a work stoppage and we believe that we have good relations with our employees. We increased our employee roster by approximately 45 full-time employees in connection with our acquisition of assets from Eastern Manufacturing Corporation. We do not expect any significant increase in the size of our labor force as a result of organic growth.

Legal Proceedings

         There is no past, pending or, to the knowledge of the Company, threatened litigation or administrative action (including litigation or action involving the Company's officers, directors or other key personnel) which in the opinion of the Company's management has had or is expected to have a material effect upon the Company's business, financial condition or operations.

         On September 19, 2002, SVPC Partners, LLC, a predecessor company and SVPC Circuit Systems, Inc., the parent of SVPC Partners, LLC, were sued in Superior Court by Ms. Dana Ward who made a claim in the Superior Court of California, County of Santa Clara, alleging wrongful termination of employment and seeking unlimited damages. The Company believes the case to be without merit and intends to vigorously defend the suit.

Facilities

         Our current facilities are as follows:

  LOCATION                 SQUARE FEET             PRIMARY USE               LEASE TERMS
 Santa Clara, CA           15,860                  Former Office             Lease expires May 31, 2005;
                                                                             lease payment of $15,840 per
                                                                             month.

 Santa Clara, CA           14,721                  Currently part of our     Month to month lease, with
                                                   California                Ohio Investors of Wisconsin;
                                                   Manufacturing Facility    lease payment of $20,000 per
                                                   (see Fremont, CA)         month.

 Fremont, CA               27,984                  Current Office &          Sub-lease expires January,
                                                   Part of our California    2009; lease payment of
                                                   Manufacturing Facility    $15,111 per month.
                                                   (see Santa Clara, CA).
                                                   Upon final relocation
                                                   this will be our only
                                                   California
                                                   Manufacturing Facility
                                                   and Office.

 Amesbury, MA              Three parcels:          Manufacturing             Lease expires February 28,
                           57,033 square feet      Facility/Office           2004; lease payment of
                           2.168 acres                                       $17,500 per month.
                           2.478 acres

         Our front offices for our west coast operations and part of our manufacturing facilities are currently located in Fremont, California. By May 31, 2003, we expect to have relocated the balance of our manufacturing operations from Santa Clara, California into our Fremon facility. We have the ability at a later date should we decide to do so to utilize the existing Santa Clara building at 1855 Norman Ave. and the assembly equipment that has already been purchased to house our consigned kit proto-type rigid and rigid-flex assembly operations.

         Our facility in Amesbury, Massachusetts concentrates on quick-turn manufacturing orders for PCBs and has the ability to produce products using the patented HVRFlex process that we license from Coesen. This location also includes front offices for our East Coast operations and storage facilities for inventory in addition to a complete manufacturing facility on the Amesbury, Massachusetts campus. The entire location consists of two distinct buildings.

         It is anticipated that our PCB manufacturing facility in Fremont, California will be completely operational during the second quarter of calendar year 2003 and that we will no longer have any administrative or manufacturing operations located in Santa Clara, California. We believe our Fremont, California and Amesbury, Massachusetts facilities will be adequate for our current operating needs and continued near term growth.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our shares are traded on the OTC Bulletin Board, the symbol is TTGH. Our shares have been traded on the OTC Bulletin Board since September 21, 2002. Prior to September 21, 2002, there was no "public market" for shares of our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for the common stock since September 21, 2002:


                                            2003                      2002                         2001
                                            ----                      ----                         ----
                 Period              High         Low          High          Low           High            Low
                 ------              ----         ---          ----          ---           ----            ---
          First Quarter             $2.95         $2.10         N/A          N/A            N/A            N/A
          Second Quarter            $2.30         $2.20         N/A          N/A            N/A            N/A
          Third Quarter             N/A           N/A           N/A          N/A            N/A            N/A
          Fourth Quarter            N/A           N/A           $3.50        $1.50          N/A            N/A



The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and do not necessarily represent actual transactions. The quotations were derived from the Standard & Poor's ComStock, Inc. & Media General Financial Services.


         We estimate that as of March 31, 2003, there were approximately 1,240 holders of record of the common stock.

                                   MANAGEMENT


Directors, Officers and Significant Employees


         The names and ages of the our directors, executive officers and significant employees are set forth below. We expect that each of our executive officers will devote his energies to our business on substantially a full-time basis.

Name                            Age    Position(s) Held
----                            ---    ----------------
David M. Marks                   35    Chairman of the Board of Directors
James E. Patty                   48    President and Chief Executive Officer and Director
Lawrence McFall                  61    Executive Vice President and Director
Robert Ciri                      51    Director
Louis J. George                  36    Director and Managing Director of Operations for California
Stephen Saul Kennedy             35    Vice President Sales


David M. Marks. Mr. Marks has been our Chairman of the Board of Directors since September 15, 2002. Mr. Marks has served as Trustee of Irrevocable Children's Trust and Irrevocable Children's Trust No. 2 (the "Trusts") since 1994. The Trusts currently have an ownership or investment interest in commercial properties, private residences, natural resources, telecommunications, and technology companies, and other business and investment ventures. Mr. Marks has the responsibility in overseeing all investments by the Trusts with responsibilities beginning at acquisition and continuing through ownership. Mr. Marks generally acts in the capacity of officer or director for all of the operating companies that are vehicles for investments by the Trusts and is involved in strategic planning, and major decision-making. Mr. Marks holds a BS in Economics from the University of Wisconsin.


James E. Patty. Mr. Patty has been a Director and our President and Chief Executive Officer since February 21, 2003. Before joining us, from June 2001 until his becoming Chief Executive Officer of our Company, Mr. Patty was President and Founder of Global Business Solutions Inc., a management consulting firm based in Campbell, California that provides services to executive management and boards of directors of several companies. From May 1999 to June 2001, Mr. Patty was President and Chief Executive Officer of VPNet Technologies (Milpitas, CA), where he was instrumental in significantly increasing the market value of the company prior to its sale to Avaya Communications, Inc. for $235.0 million. From March 1998 to May 1999, Mr. Patty was vice president of GET Manufacturing, an Asian electronic manufacturing services company, where he was instrumental in re-engineering the company's operations in Asia, Mexico and the United States before its sale to Jabil Circuits for $280 million. From March, 1996 to February, 1998 Mr. Patty was chief executive officer and operating and senior vice president of Alsphasource Manufacturing Services, an international EMS company headquartered in Bangkok, Thailand. Mr. Patty has had additional senior management and engineering experience with ATI, Maxtor, Motorola, and Four Phase Systems.

Lawrence McFall. Mr. McFall has been a Director and Executive Vice President of Ventures-National Incorporated since March 3, 2003. From September 2000 to March 2002, Mr. McFall was Vice President of Sales and Marketing for CTI Technology, Inc. (Playas de Rosarito, Mexico). Prior to CTI Technology from July 1999 until September 2000, Mr. McFall was Vice President of Sales and Marketing and Co-Owner of American Development Company, Inc., a PCB assembly and test company headquartered in Springfield, Massachusetts, which was merged in September 2000 with CTI Technology, Inc. From December 1997 to July 1999, Mr. McFall served as Director of Sales for US Manufacturer's Representatives for GET Manufacturing (Mountainview, CA), an Asian electronic manufacturing services company. Mr. McFall is an industry veteran, with over 38 years of high technology experience in the semiconductor industry, electronic manufacturing services (EMS), and in PCB fabrication. Mr. McFall's operational experience ranges from business development and sales management to executive management with several international EMS and electronics companies including Alphasource Manufacturing Services, National Semiconductor; Texas Instruments, and Intermark Electronics.

Robert Ciri. Mr. Ciri has been a Director of the Company since March 3, 2003. Since July, 1998, Mr. Ciri has been a partner in and is a co-founder of a financial management consulting firm STAR Associates, LLC where he focuses in various areas of high technology and health care. Prior to this, from January, 1996 to May, 1998, Mr. Ciri was associated with the Venture Fund of Washington where he took various positions in affiliated companies including that of CEO of ConexSys, Inc., an internet and data warehouse company and President and COO of APACHE Medical Systems, Inc., a public healthcare software and data mining corporation which he led to a successful initial public stock offering. Previously, Mr. Ciri had been with Hewlett-Packard Company for fifteen years until 1995 where he served in various positions including North American Field Operations Manager.

Louis J. George. Mr. George has been a Director since September 15, 2002 and Managing Director of Operations for California since February 1, 2003. From August 30, 2002 until his resignation effective February 1, 2003, Mr. George was our President, Chief Executive Officer and Acting Treasurer. Mr. George joined Tyco International in July 1998 upon Tyco's acquisition of his then current employer, Sigma Circuits, Inc. His professional career in the PCB industry began in June 1983 when he joined Sigma Circuits. From October 2001 through June 2002, Mr. George was the Managing Director of Global Assembly for the Tyco Printed Circuit Group where he had responsibility for four assembly divisions throughout the world manufacturing Backpanel Assemblies and Systems Integration. From September 1999 to June 2001, he was the Northern California Director of Operations for Multiple PCB Operations. From June 1998 through September 1999, Mr. George was the General Manager of the Santa Clara Printed Circuit Operation. Prior to that, from August 1997 through June 1998, he was the Santa Clara Assembly (New Operation). From January 1997 through August 1997, Mr. George was the General Manager of the Santa Clara Flex Operation (New Operation). He has obtained ISO 9000 certification for two facilities and TL 9000 certification at another. With Tyco, Louis actively participated in acquisitions of PCB companies and facility consolidations. At Sigma Circuits, Mr. George was involved in the initial public offering and sale of the company.


Stephen Saul Kennedy. Mr. Kennedy has been an employee of our predecessor companies SVPC and Circuit Systems Inc. since 1988. Mr. Kennedy was a top Sales Manager and Sales Executive for SVPC and subsequently Circuit Systems Inc. Since 1988 Mr. Kennedy has worked as both as an Inside and Outside Sales Executive as well as overall sales management for the SVPC. He has been instrumental in SVPC's sales growth from 1988 to 1999. Mr. Kennedy holds a B.S. in Economics from Santa Clara University and was a Commissioned Officer in the United States Army.



2002 Stock Option Plan

         On December 18, 2002, the Company's Board of Directors adopted a 2002 Stock Option Plan pursuant to which selected employees, officers, directors and consultants of the Company of the Company or any parent or subsidiary thereof, may be granted incentive stock options and/or nonqualified stock options to purchase shares of Company common stock in order to attract and retain the services or advice of such employees, officers, directors and consultants and to provide additional incentive for such persons to exert maximum efforts for the success of the Company and its affiliates.

         The 2002 Stock Option Plan shall be administered by the Board of Directors of the Company or a committee of two or more members of the Board of Directors. It is the intention of the Company that the 2002 Stock Option Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The aggregate amount of common stock to be delivered upon the exercise of all options granted under the 2002 Stock Option Plan shall not exceed 1,000,000 shares of common stock. Options granted under the 2002 Stock Option Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the plan administrator shall deem advisable consistent with the terms of the plan. Unless otherwise determined by the plan administrator, the options granted under the plan shall have a term of ten years and shall be exercisable in whole or in part, subject to the vesting provisions to be set forth in the relevant option agreement. However, if incentive stock options are granted under the plan to employees who own greater than 10% of the total combined voting power of all classes of stock of the Company or an affiliate thereof, the term of such incentive stock option shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the common stock at the time of grant of the incentive stock option. The exercise price shall be paid in cash, unless otherwise permitted by the plan administrator, consistent with applicable law.

         Options granted under the 2002 Stock Option Plan may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order as defined in Section 414(p)) of the Internal Revenue Code of 1986, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall not be subject to execution, attachment or similar process.

         Upon termination of an optionee's relationship with the Company other than for cause, death or total disability, such optionee's options shall expire three months after the date of such termination (unless earlier terminated by its terms) with respect to any unexercised portions thereof. If an optionee is terminated for cause, any option granted under the 2002 Stock Option Plan shall automatically terminated as of the first discovery by the Company of any reason for termination for cause, and such optionee shall thereupon have no right to purchase any shares pursuant to such option. Upon termination of an optionee's relationship with the Company because of death or total disability, the optionee's options shall not terminate or cease to be treated as an incentive stock option, as applicable, until the end of the 12 month period following such termination (unless by their terms they sooner terminated and expired).

         Upon a merger (subject to limited exception), acquisition of property or stock, consolidation, separation, reorganization or liquidation of the Company as a result of which the stockholders of the Company receive cash, stock or other property in exchange for their shares of common stock, any option granted under the 2002 Stock Option Plan shall terminate but each optionee shall have the right to exercise all or part of any options (whether or not fully vested) immediately prior to such event. If the stockholders receive capital stock in another corporation after a transaction (subject to limited exception) involving the merger, consolidation, acquisition of property or stock, separation or reorganization, all options granted under the 2002 Stock Option Plan shall be converted into options to purchase shares of common stock in such other corporation subject to appropriate adjustment provided the converted options shall be fully vested upon such conversion, unless otherwise determined by the Board of the Company prior to such conversion.

         The adoption of the 2002 Stock Option Plan remains subject to approval by stockholders holding a majority of the Company's common stock, which is expected to occur at the Company's annual meeting of stockholders to be held in 2003. Unless sooner terminated by the Board, the 2002 Stock Option Plan shall terminate on November 18, 2012.

2002 Stock Option Plan for Non-Employee Directors

         On December 18, 2002, the Company's Board of Directors adopted a 2002 Stock Option Plan for Non-Employee Directors (the "2002 Directors Plan") to promote the interests of the Company and its stockholders by increasing the interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of common stock of the Company. The 2002 Directors Plan shall be administered by the Board of Directors. Only directors of the Company who are "Non-Employee Directors", as such term is defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934. The Board has authorized an aggregate of 450,000 shares of common stock to be available for issuance upon the exercise of options granted under the 2002 Directors Plan.

         The 2002 Directors Plan shall be administered by the Board of Directors of the Company, provided however that the Board of Directors has no discretion with respect to the selection of directors to receive options or the number or price of the options to be granted under the 2002 Directors Plan. The Secretary of the Company is authorized to implement the Plan in accordance with its terms. It is the intention of the Company that the 2002 Directors Plan comply in all respects with Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended.

         Options granted under the 2002 Directors Plan shall be non statutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986. The purchase price per share shall be 100% of the fair market value per share on the date the option is granted. The option price will be paid in cash. Unless otherwise specified in the option, 50% of the options granted under the 2002 Directors Plan shall be exercisable, in whole or in part, commencing of the first anniversary of the date of the grant and the remaining 50% on the second anniversary of the date of the grant, and shall be so exercisable until the date ten years from the date of the grant. On termination of a 2002 Directors Plan participant's service as a Director for any reason, all vested options shall be exercisable in whole or in part for a period of one year from the date upon which the participant ceases to be a Director, provided that the options shall not be exercisable beyond the 10 year period.

         Options granted under the 2002 Director Plan may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order as defined in Section 414(p)) of the Internal Revenue Code of 1986, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall not be subject to execution, attachment or similar process.

         Options granted under the 2002 Director Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the plan administrator shall deem advisable consistent with the terms of the plan. Each option granted under the 2002 Director Plan shall be subject to the requirement, if the Board of Directors determines, that the listing of the option shares upon any securities exchange, or under any state of federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, no such option may be exercised without such listing, consent or approval.

         The Plan may be amended by the Board of Directors; provided that the Board may not, without the consent of the stockholders of the Company, increase the number of shares which may be purchased pursuant to options, change the requirement to price the options at fair market value, modify the class of individuals who are eligible to receive options, or materially increase the benefits accruing to participants under the 2002 Directors Plan.

         The adoption of the 2002 Directors Plan remains subject to approval by stockholders holding a majority of the Company's common stock, which is expected to occur at the Company's annual meeting of stockholders to be held in 2003.

Executive Compensation


         The following table sets forth the annual and long-term compensation for services in all capacities for the years ended August 31, 2001 and 2002 of the Chief Executive Officer and of each executive whose annual compensation in 2002 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE
                               Annual Compensation



                                    Annual Compensation                          Long Term Compensation Incentive
                        -------------------------------------------- ---------------------------------------------------------

  Name and Principal                                     Other         Long  Term    Options       Plan           Other
                                                         Annual        Stock           SARs      Payouts      Compensation
                                                      Compensation     Award(s)
       Position         Year    Salary     Bonus
----------------------------------------- -------- ------------------- ------------ ----------- ----------- ------------------
James E. Patty,         2003    $310(1)
President, Chief
Executive Officer,
Acting Treasurer and
Director

Louis J. George,        2002    $623(2)      0             0                0           0           0            $39,981
Managing Director of
Operations for
California; Former
President, Chief
Executive Officer,
Acting Treasurer and
Director

Stephen S. Kennedy      2002    $538(3)      0             0                0           0           0            $41,123
Vice-President of
Sales

John Winchester(4)      2002       0         0             0                0           0           0                  0
Former President,
Director

------------------------------------------------------------------------------------------------------------------------------



(1) Mr. Patty was appointed President and Chief Executive Officer on February 21, 2003. $310 represents one day's earnings bassed on an annual salary of $80,500 computed based on a 52-week year and a 5-day work week.

(2) Mr. George was appointed President and Chief Executive Officer as of August 30, 2002 upon completion of the merger with Titan EMS, Inc. $623 represents one day's earnings based on his then annual salary of $165,000 computed based on a 52-week year and a 5-day work week. Mr. George's salary was adjusted to $125,000 per annum effective February 20, 2003 and will be adjusted to $140,000 on May 31, 2003. Mr. George resigned as an executive officer and director effective January 10, 2003. Other compensation represents the value of options to purchase 350,000 shares of common stock with an exercise price of $1.50 per share and an expiration date of July 31, 2007 using the Black Scholes method of valuation.

(3) Mr. Kennedy was appointed Vice-President - Sales as of August 30, 2002. $538 represents one day's earnings based on his then annual salary of $140,000 computed based on a 52-week year and a 5-day work week. Mr. Kennedy's salary was adjusted to $125,000 per annum effective March 1, 2003. Other compensation represents the value of options to purchase 360,000 shares of Common stock with an exercise price of $1.50 per share and an expiration date of July 31, 2007 using the Black Scholes method of valuation.

(4) Mr. Winchester resigned as an officer of the Company effective August 30, 2002 and as a director of the Company effective September 15, 2002.


         No cash compensation, deferred compensation or long-term incentive plan awards were issued or granted to our management during the fiscal years ending August 31, 2002, 2001 or 2000, other than the stock options issued to Mr. Kennedy and Mr. George as described above.

Option/SAR Grant Table

                             Number of Securities    % of Total Options/       Exercise or
                             Underlying              SARs Granted to           Base Price
 Name                        Options/SARs Granted    Employees In Fiscal Year  ($/Sh)            Expiration Date
 ----                        --------------------    ------------------------  ------            ---------------
 Louis J. George             350,000(1)              49.3%                     $1.50             July 31, 2007

 Stephen Saul Kennedy        360,000(2)              50.7%                     $1.50             July 31, 2007


(1) Issued to Mr. George pursuant to an employment agreement, dated as of August 6, 2002 between Mr. George and Titan; we assumed the obligations under these options pursuant to the terms of the Merger, see "Management- Employment Agreements", below.

(2) Issued to Mr. Kennedy pursuant to an employment agreement, dated as of August 12, 2002; we assumed the obligations under these options pursuant to the terms of the Merger, under these options pursuant to the terms of the Merger, see "Management- Employment Agreements", below.


Employment Agreements

         Pursuant to the terms of an Agreement, dated as of August 6, 2002, between Louis George and Titan, assumed by us pursuant to the Merger, Mr. George is entitled to receive a salary equal to $165,000 per annum and received an option to purchase 350,000 shares of our common stock, with an exercise price of $1.50 per share, expiring on July 31, 2007. The agreement provides for a 5-year term subject to earlier termination by either party. In the event that Mr. George's employment is terminated without cause, Mr. George is entitled to receive severance pay and continued employee benefits for a period of six (6) months after such termination. Effective February 20, 2003, Mr. George's employment agreement was amended to reflect his resignation as our President and Chief Executive Officer of the Company, his appointment as Managing Director of Operations for California and an adjustment to his annual salary to $125,000, to be further adjusted beginning May 31, 2003 to $140,000. Mr. George is also eligible to receive a cash bonus of up to $10,000 if certain performance targets are met or exceeded for fiscal 2003.

         Pursuant to the terms of an Agreement, dated as of August 12, 2002, between Stephen S. Kennedy and Titan, assumed by us pursuant to the Merger, Mr. Kennedy receives a salary equal to $140,000 per annum and received immediately exercisable options to purchase 360,000 shares of our common stock, at an exercise price of $1.50 per share, expiring on July 31, 2007. The agreement provides for a 5-year term subject to earlier termination by either party. In the event that Mr. Kennedy's employment is terminated without cause, Mr. Kennedy is entitled to receive severance pay and continued employee benefits for a period of six (6) months after such termination. Effective March 1, 2003, the Company and Mr. Kennedy agreed orally to reduce his salary to an annual rate of $125,000.

Director Compensation

         During the year ended August 31, 2002 and as of the date of this report, directors received no compensation for their services except as follows:
0n December 18, 2002, we granted two options, each to purchase 50,000 shares (an aggregate of 100,000 shares) of its common stock having an exercise price of $1.50 per share and an expiration date of December 18, 2007, 100% vested on the date of grant, to Messrs. Robert Weisberg and Gregory Jacobs, former Directors of the Company, pursuant to the Company's 2002 Non Employee Directors' Stock Option Plan, subject to stockholder approval of the Company's 2002 Non Employee Directors' Stock Option Plan. On December 18, 2002, we granted options to purchase 50,000 shares of its common stock to David Marks having an exercise price of $1.50 per share and an expiration date of December 18, 2003, 100% vested on the date of grant, pursuant to the Company's 2002 Stock Option Plan, subject to stockholder approval of the Company's 2002 Stock Option Plan.

Disclosure Of Commission Position Of Indemnification For Securities Act
Liability

         Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation. Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

         Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well. Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902.

         Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well. Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role. Article V of our Bylaws makes the provisions of Section 16-10a-902(1) mandatory with respect to the indemnification of Company directors and executive officers.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Our policy is to enter into transactions with related parties on terms that, on the whole, are more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

         In June 2002, Titan entered into a loan and security agreement with Alco, an entity owned by Robert Weisberg, then a member of our Board of Directors. As of August 30, 2002, the outstanding balance of the loan was $733,684. During the year ended August 30, 2002, we paid interest and financing costs of $202,515 to Alco. As of November 30, 2002, the balance of the loan was $936,171. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations-Liquidity and Capital Resources."

         On August 6, 2002, Titan acquired all of the non-real estate assets and assumed all of the non-term loan liabilities of SVPC in exchange for the issuance to SVPC of 800,000 shares of Titan common stock, pursuant to the terms and conditions of a Contribution Agreement and Assignment and Assumption of Liabilities dated August 6, 2002. SVPC is controlled by Irrevocable Children's Trust. Our Chairman, Mr. Marks is the trustee with sole voting and dispositive powers of Irrevocable Children's Trust

         On August 6, 2002, Titan acquired certain intangible assets contributed by Louis George, our Managing Director of Operations for California and a former executive officer and director, in exchange for 50,000 shares of Titan common stock valued at $1.50 per share, pursuant to the terms and conditions of a Contribution Agreement and Assignment and Assumption of Liabilities dated August 6.

         On August 26, 2002, each of Ohio Investors of Wisconsin and Irrevocable Children's Trust converted certain outstanding indebtedness of Titan into shares of our common stock at a conversion price of $1.50 per share, resulting in the issuance of 1,160,764 shares of common stock to Ohio Investors and 68,667 shares of common stock to Irrevocable Children's Trust. The conversion price at which Ohio Investors of Wisconsin and Irrevocable Children's Trust agreed to convert their our indebtedness into shares of our common stock was initially determined by reference to the then contemplated offering price of the Units in the Private Placement. Accordingly, on December 9, 2002, we entered into a letter agreement with each of Irrevocable Children's Trust and Ohio Investors of Wisconsin to provide for the issuance of 1,160,764 additional restricted shares to Ohio Investors of Wisconsin and 68,667 additional restricted shares of common stock to Irrevocable Children's Trust , to reflect a corresponding adjustment of the conversion price to $0.75 from $1.50. The shares related to the conversion of these debts were issued subsequent to August 31, 2002. Our Chairman, Mr. Marks is the trustee with sole voting and dispositive powers of Irrevocable Children's Trust and Ohio Investors of Wisconsin is controlled by Irrevocable Children's Trust.

         On August 26, 2002, Forest Home and Phoenix Trust, lenders of Titan, converted indebtedness owed by Titan into shares of Titan common stock at the conversion price of $1.50 per share, which resulted in the issuance of 6,667 shares and 123,823 shares to Forest Home and Phoenix Trust, respectively. Phoenix Trust, and Forest Home, are both controlled by Irrevocable Children's Trust of which Mr. Marks, our Chairman, is the trustee with sole voting and dispositive powers.

         Our manufacturing facility in Santa Clara, California is leased by us on a month-to-month basis at a rate of $20,000 per month from Ohio Investors of Wisconsin, a related party.

         In February 2003, we paid a consulting fee in the amount of $10,000 to Phoenix Investors LLC, a company controlled by David M. Marks, our Chairman, for services rendered on behalf of the Company.

         On July 29, 2002, we issued 100,000 shares of common stock to Mr. Robert Ciri, a director since March 3, 2003, in consideration of certain consulting services rendered pursuant to a letter agreement dated July 29, 2002 by and between the Company and Mr. Ciri.

         We are party to a Consulting Agreement (the "Star Consulting Agreement") dated July 29, 2002 with Star Associates, LLC, a Wyoming limited liability company, pursuant to which Star Associates LLC was issued warrants to purchase up to 350,000 shares of common stock at a purchase price of $2.00, exercisable until August 31, 2007 in consideration of consulting services provided by Star Associates LLC. The Star Consulting Agreement was amended on March 15, 2003 to provide for additional services to be performed by Star Associates LLC in return for cash payments of $18,000 per month for a period of one year, beginning April 1, 2003, and an additional warrant to purchase 200,000 shares of common stock at a purchase price of $2.00, exercisable until March 15, 2008. In addition, Star Associates, LLC purchased 13,333 shares of common stock in the Private Placement. Mr. Ciri, a director since March 3, 2003, is a member of Star Associates, LLC.

         On February 3, 2003 we issued 133,333 shares of common stock to Lawrence McFall, a Director of the Company, for an aggregate purchase price of $100,000 and 133,333 shares of common stock to James E. Patty, a Director and President of the Company for an aggregate purchase price of $100,000, in each case in private placement transactions. In addition, Mr. McFall purchased 13,333 shares of common stock and Mr. Patty purchased 26,667 shares of common stock, in the Company's Private Placement, at a purchase price of $0.75 per share, which shares are included in the Registration Statement of which this Prospectus forms a part.

         On March 15, 2003, we granted warrants to purchase up to 200,000 shares of Company common stock at an exercise price of $2.00 per share, with an expiration date of March 15, 2008 to Phoenix Investors LLC in consideration for the performance of consulting services. Phoenix Investors LLC is controlled by Irrevocable Children's Trust of which Mr. Marks, our Chairman, is the trustee with sole voting and dispositive powers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 31, 2003 with respect to the beneficial ownership of the outstanding shares of our common stock by (i) each person known by us to beneficially own five percent (5%) or more of the outstanding shares; (ii) our officers and directors; and (iii) our officers and directors as a group.

         As used in the table below, the term "beneficial ownership" means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the stockholders listed below have sole voting and investment powers with respect to the shares indicated.


              Name and Address of                        Shares of Common stock                    Percentage of Class
                Beneficial Owner                           Beneficially Owned                     Beneficially Owned(1)
              -------------------                        ----------------------                   ----------------------

David M. Marks                                                9,389,352(2)                               64.85 %
c/o Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538

James E. Patty                                                   163,733                                  1.15%
c/o Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538

Robert E. Ciri                                                 665,200(3)                                 4.49%
c/o Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538

Lawrence McFall                                                  148,533                                  1.04%
c/o Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538

Irrevocable Children's Trust                                  5,937,334(4)                               41.59%
1818 North Falwell Avenue
Milwaukee, WI 53202

Ohio Investors of Wisconsin LLC                               2,321,528(5)                               16.26%
1818 North Falwell Avenue
Milwaukee, WI 53202

SVPC Partners LLC                                                800,000                                  5.61%
1818 North Falwell Avenue
Milwaukee, WI 53202

Louis J. George                                                551,000(6)                                 3.73%
c/o Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538

All Directors and Executive Officers as a Group           10,917,818(2),(3),(6)                          75.26 %
As a group (5 persons)

------------------------------

(1) Calculated based upon 14,278,757 shares of common stock outstanding as of March 15, 2003.

(2) Includes (i) 5,800,000 shares held by Irrevocable Children's Trust, of which Mr. Marks is the trustee with voting and dispositive powers with respect to the shares of common stock that it holds directly or indirectly; (ii) 137,334 shares issued by us to Irrevocable Children's Trust in consideration for the cancellation of $103,000 of indebtedness of Titan EMS; (iii) 2,321,528 shares held by Ohio Investors of Wisconsin, which is controlled by Irrevocable Children's Trust (issued by us in consideration for the cancellation of $1,741,146 of indebtedness of Titan
      EMS); (iv) 800,000 shares held by SVPC Partners LLC, which is controlled by Irrevocable Children's Trust; (v) 123,823 shares held by Phoenix Business Trust, which is controlled by Irrevocable Children's Trust; (vi) 6,667 shares held by Forest Home Investors I, LLC, which is controlled by Irrevocable Children's Trust and (vii) warrants to purchase up to 200,000 shares of common stock at a purchase price of $2.00, exercisable until March 15, 2008, which were granted to Phoenix Investors LLC, which is controlled by Irrevocable Children's Trust.

(3) Includes 100,000 granted to Mr. Ciri in consideration of consulting services, 15,200 shares purchased by Star Associates LLC of which Mr. Ciri is a member in the Private Placement, warrants to purchase up to 350,000 shares of common stock at a purchase price of $2.00, exercisable until August 31, 2007, which were granted to Star Associates LLC in consideration of consulting services provided by Star Associates LLC under the Star Consulting Agreement and warrants to purchase up to 200,000 shares of common stock at a purchase price of $2.00, exercisable until March 15, 2003 which were granted to Star Associates LLC in an addendum to the Star Consulting Agreement.

(4) Represents 5,800,000 shares issued by us to Irrevocable Children's Trust in connection with the Merger and 137,334 shares issued by us to Irrevocable Children's Trust in consideration for the cancellation of $103,000 of indebtedness of Titan EMS

(5) Represents shares issued by us in consideration for the cancellation of $1,741,146 of indebtedness of Titan EMS.

(6) Includes 50,000 shares of common stock and an option to purchase up to 150,000 shares of common stock at a purchase price of $1.50 per share exercisable through July 31, 2007 received in consideration for Mr. George's contribution of certain assets into Titan EMS and options to purchase up to 350,000 shares of common stock at a purchase price of $1.50 per share exercisable through July 31, 2007 granted pursuant to Mr. George's employment agreement with Titan EMS, and 1,000 shares purchased by Mr. George on the public market.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares that may be offered for sale from time to time by the selling stockholders. The shares offered for sale are currently issued and constitute all of the shares known to us to be beneficially owned by the respective selling stockholders. None of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors, except as indicated. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities

Selling Stockholder                                Number of Shares Held
-------------------                                ---------------------
Bailey Allard                                                   15,200

Eileen Bogas                                                   114,000

Robert S. Brown(1)                                               7,600

Peter Cardasis                                                  11,400

Charter Capital Resources Inc.                                  15,200

Coast Convertible Ltd.                                         305,520

Guy Crawford(2)                                                 28,500

Frank Crivello                                                  15,201

Florence Dennis                                                  4,560

Dunlap & Kieft, Inc.(3)                                        100,000

Amy Fisch                                                        9,120

Arthur P. Fisch                                                 18,240

Noah Fisch                                                       9,120

Barry Forst                                                     45,600

Barry & Sherrie Forst                                          159,600

Daniel Forst                                                    36,480

Joyce Forst                                                      9,120

Joseph B. & Arleen N. French                                    45,600

Edward J. Garofolo                                              13,680

Henry Gold                                                      76,000

Joel L. Gold IRA                                               228,000

Irma Gottesfeld                                                 15,201

Joan Graham                                                     38,000

Andrew Hackel                                                   91,200

------------

(1) Member of Reitler Brown LLC, corporate and securities counsel to the Company.

(2)  Employee of R. F Lafferty Co., Inc., financial consultant to the Company.

(3)  Consultant to the Company.

Selling Stockholder                                Number of Shares Held
-------------------                                ---------------------
Jessica Hackel                                                  91,200

Robert Hackel                                                   45,600

William E. Harnish                                              76,000

Michael P Hummenik                                              30,780

David S. Hungerford                                            380,000

Gregory B Jacobs(4)                                            228,000

Fred Kudish                                                    114,000

John E Larson                                                   11,400

Stacy Mamakos-Martin                                            11,400

Lawrence Knox McFall(5)                                         15,200

Martin McNeill                                                  28,500

Douglas C. Neefe                                                22,800

Douglas Arthur Newton                                           57,000

James E Patty(6)                                                30,400

Gregory P. Paynter                                              15,390

Joe Py                                                         228,000

R.F. Lafferty & Co., Inc.(7)                                   120,000

Jeana Rafanello                                                 13,680

Jeana Rafanello c/o Breana Robinson                             13,680
Rafanello

Krista Rafanello                                                13,680

--------

(4) Mr. Jacobs served as a director of the Company from September 15, 2002 to January 10, 2003.

(5) Mr. Lawrence McFall is a Director of the Company. Mr. McFall owns an additional 133,333 shares of common stock of the Company purchased in a separate private placement transaction dated February 3, 2003, at a purchase price of $0.75 per share.

(6) Mr James E. Patty is a Director of the Company. Mr. Patty owns an additional 133,333 shares of common stock of the Company purchased in a separate private placement transaction dated February 3, 2003, at a purchase price of $0.75 per share.

(7)   Financial consultant to the Company.

Selling Stockholder                                Number of Shares Held
-------------------                                ---------------------

RB Holdings LLC(8)                                              48,753

Revenue Catalysts, Inc.                                         15,200

Sag Hill (Partnership - Barry Forst,                            45,600
Martin McNeill - Members)

Star Associates, LLC(9)                                        365,200

Lorraine Szocik                                                114,000

West End Opportunity Fund                                      228,000

Robert & Catherine Wittrock                                     15,276

John and Cati Wolfe                                             11,400
                                                             ---------
Total                                                        3,802,281
                                                             =========
--------


(8) RB Holdings LLC is an investment affiliate of Reitler Brown LLC, legal advisors to the Company. Represents shares of common stock issuable upon exercise of a warrant having an exercise price of $1.50 per share and an expiration date of January 9, 2008. Mr. Robert Brown disclaims beneficial ownership of all shares of common stock issuable upon the exercise of warrants owned of record and beneficially by RB Holdings, LLC, of which Mr. Brown is a Member.

(9) Business consultant to the company. Mr. Robert Ciri is a principal of Star Associates LLC and a Director of the Company. Represents 350,000 shares of Common stock issuable upon exercise of a warrant having an exercise price of $2.00 per share and an expiration date of August 31, 2007 and 13,333 shares of common stock purchased in the Private Placement.

                            DESCRIPTION OF SECURITIES

         The Company has one class of securities authorized, consisting of 950,000,000 shares of $0.001 par value common voting stock. The holders of the Company's common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors. Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. All shares of the common stock now outstanding are fully paid and non-assessable.

         No Provisions Limiting Change of Control

         There is no provision in the Company's Articles of Incorporation or Bylaws that would delay, defer, or prevent a change in control of the Company.

         Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

         Options, Warrants or Calls

         On July 29, 2002, we granted warrants to purchase up to 350,000 shares of our common stock at an exercise price of $2.00 per share, with an expiration date of August 31, 2007 to STAR Associates, LLC in consideration for the performance of consulting services.

         On July 29, 2002, we granted warrants to purchase up to 350,000 shares of our common stock at an exercise price of $2.00 per share, with an expiration date of August 31, 2007 to STAR Associates, LLC in consideration for the performance of consulting services. On March 15, 2003, pursuant to an addendum to the Star Consulting Agreement, we granted Star Associates LLC an additional warrants to purchase up to 200,000 shares of common stock at an exercise price of $2.00 per share, with an expiration date of March 15, 2008.

         Effective as of August 12, 2002, Titan granted to Mr. Stephen Saul Kennedy, its vice president-sales, options to purchase up to 360,000 shares of Titan common stock at an exercise price of $1.50 per share, with an expiration date of July 31, 2007, as partial consideration for his services as an employee of Titan. Upon consummation of the Merger, we issued replacement options to Mr. Kennedy with substantially identical terms and conditions.

         On September 30, 2002, we granted non-qualified options to purchase 480,000 shares of common stock to employees of Titan in connection with the Merger which options have an exercise price of $1.50 per share and vest in equal annual installments over a five-year period from the date of grant.

         In October, 2002, we agreed to issue to an affiliate of Reitler Brown, LLC, our legal counsel, warrants to purchase up to 48,753 shares of common stock, with an exercise price of $1.50 per share expiring five years from the date of filing of a Form S2-B or Form S-8 covering the shares of common stock underlying the warrants. This warrant was issued on January 9, 2003.

         On November 15, 2002, we issued a warrant, exercisable only in whole and not in part, to purchase 25,000 shares of common stock for an aggregate purchase price of $100,000 issued to William Mark in exchange for consulting services.

         On December 18, 2002, we granted two options, each to purchase 50,000 shares (an aggregate of 100,000 shares) of its common stock having an exercise price of $1.50 per share and an expiration date of December 18, 2007, 100% vested on the date of grant, to Messrs. Robert Weisberg and Gregory Jacobs, former directors of the Company, pursuant to the Company's 2002 Non Employee Directors' Stock Option Plan, subject to stockholder approval of the Company's 2002 Non Employee Directors' Stock Option Plan.

         On December 18, 2002, we granted options to purchase 50,000 shares of its common stock to David Marks having an exercise price of $1.50 per share and an expiration date of December 18, 2003, 100% vested on the date of grant, pursuant to the Company's 2002 Stock Option Plan, subject to stockholder approval of the Company's 2002 Stock Option Plan.

         On March 15, 2003, we granted warrants to purchase up to 200,000 shares of Company common stock at an exercise price of $2.00 per share, with an expiration date of March 15, 2008 to Phoenix Investors LLC in consideration for the performance of consulting services. These warrants were issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemptions from the registration provisions thereof, contained in Section 4(2) of the Securities Act.

                              PLAN OF DISTRIBUTION

         We have filed the registration statement of which this prospectus forms a part with respect to the sale of the shares by the selling stockholders. There can be no assurance, however, that the selling stockholders will sell any or all of the offered shares.

         We will not use the services of underwriters or dealers in connection with the sale of the shares registered hereunder. we will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all brokerage commission and other similar expenses incurred by them.


         The selling stockholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as back value or earnings per share. Our shares are traded on the OTC Bulletin Board, the symbol is TTGH.


         In offering and selling the shares, the selling stockholders will act as principals for their own accounts and may sell the shares through public or private transactions, on or off established markets, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares and will pay all commissions and underwriting discounts in connection with their sale.


         The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We expect that the selling stockholders will sell the shares through customary brokerage channels, in private sales, or in transactions under Rule 144 under the Securities Act. The selling stockholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

         From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our common shares, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker dealer acts as agent for he purchaser of those shares, from the purchaser) in amounts to be negotiated (which are not expected to exceed those customary in the types of transactions involved). Brokers and dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to a selling stockholder.


         At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus that will identify and set forth the aggregate amount of shares being offered and the terms of the offering. A selling stockholder may sell shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws, the selling stockholders will generally not be restricted as to the number of shares that they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time.

         The selling stockholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders and any other person. Furthermore, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless a selling stockholder meets the applicable state notice and filing requirements.

                                  LEGAL MATTERS


         Certain legal matters in connection with this offering will be passed upon for us by Reitler Brown LLC, New York, New York. Reitler Brown LLC represents us in connection with matters other than this offering. RB Holdings LLC, an affiliate of Reitler Brown LLC, owns beneficially and of record a warrant to purchase an aggregate of 48,753 shares of our common stock at an exercise price of $1.50 per share. Robert Steven Brown, a member of Reitler Brown LLC and RB Holdings LLC, directly owns 7,600 shares of our common stock. See "Selling Security Holders"


                                     EXPERTS

         The financial statements and schedules included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Stonefield Josephson, Inc., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         On September 16, 2002, as a result of the Merger, the Board of Directors dismissed Mantyla McReynolds LLC, which served as our independent public accountants since August 22, 2001 and engaged Stonefield Josephson, Inc. The decision to retain this accountant was approved by the Board of Directors. During our two most recent fiscal years prior to the date of engagement, and the subsequent interim period prior to engaging this accountant, neither we (nor someone on our behalf) consulted the newly engaged accountant regarding any matter.

         The reports issued by Mantyla McReynolds LLC on the financial statements for the past two fiscal years of the Registrant did not contain an adverse opinion nor a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles, however, their opinion on the financial statements for the years ended June 30, 2002 and 2001 contained an uncertainty that stated "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses from operations, minimal assets, and a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

         In connection with our audits for the years ended June 30, 2002 and 2001, and during the subsequent interim period preceding the dismissal there were no disagreements with on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mantyla McReynolds LLC, would have caused Mantyla McReynolds LLC to make reference thereto in their report on the financial statements for such years or such interim periods.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this act, file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the aforementioned registration statement, as well as such periodic reports, proxy statements, or any other information at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

                                               INDEX TO FINANCIAL STATEMENTS


Three Months Ended November 30, 2002 and 2001

        Unaudited Condensed Consolidated Balance Sheet.....................................................F-2
        Unaudited Condensed Consolidated Operations........................................................F-3
        Unaudited Condensed Consolidated Statements of Cash  Flows.........................................F-4
        Notes to Unaudited Condensed Consolidated Financial Statements.....................................F-6


Year Ended August 31, 2002 and period From March 27, 2001 (Inception) to August 31, 2001

        Independent Auditors' Report......................................................................F-11
        Consolidated Balance Sheet........................................................................F-12
        Consolidated Statements of Operations.............................................................F-13
        Consolidated Statements of Stockholders' Deficits.................................................F-14
        Consolidated Statements of Cash Flows.............................................................F-15
        Notes to Consolidated Financial Statements........................................................F-17

                         VENTURES-NATIONAL INCORPORATED
                       (dba TITAN GENERAL HOLDINGS, INC.)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)


                                                                    November 30,
                                                                        2002

ASSETS
Current assets:
  Cash and cash equivalents                                         $   477,318
  Accounts receivable, net                                            1,213,223
Inventories, net                                                        262,556
  Deferred cost                                                          69,190
Other current assets                                                     28,075
                                                                    -----------
Total current assets                                                  2,050,362

Property, equipment and improvements, net of
   accumulated depreciation and amortization
                                                                      2,535,537
Intangible assets, net of accumulated amortization
                                                                         46,721
Other assets                                                            137,572
                                                                    -----------
                                                                    $ 4,770,192
                                                                    ===========


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses                               $ 1,172,729
Loans and notes payable to related parties                            3,039,977
Current portion of long-term debt                                       175,142
Current portion of capital lease obligations                            144,227
                                                                    -----------
Total current liabilities                                             4,532,075

Long-term debt, less current portion                                     89,217
Capital lease obligations, less current portion                         289,403
Stockholders' equity (deficit):
  Common stock, $0.001 par value, 950,000,000
  Shares authorized; 8,969,101 issued and outstanding                     8,969
Additional paid-in capital                                            2,671,777
Accumulated deficit                                                  (2,821,249)
                                                                    -----------
         Total stockholders' deficit                                   (140,503)
                                                                    -----------
                                                                    $ 4,770,192
                                                                    ===========


See accompanying notes to unaudited condensed consolidated financial statements.

                         VENTURES-NATIONAL INCORPORATED
                       (dba TITAN GENERAL HOLDINGS, INC.)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)



                                                            Quarter Ended
                                                             November 30
                                                          2002         2001
                                                          ----         ----

Revenue                                               $ 2,077,169    $1,978,097

Cost of revenue                                         1,965,542     1,774,902
                                                      -----------    ----------

Gross profit                                              111,627       203,195
                                                      -----------    ----------

Operating expenses:
   Sales and marketing                                    247,824       225,028
   General and administrative                             306,655       183,894
   Merger cost                                            503,427             -
   Non-recurring cost                                     110,076        23,153
                                                      -----------    ----------
                                                        1,167,982       432,075
                                                      -----------    ----------

Loss from operations                                   (1,056,355)     (228,880)
                                                      -----------    ----------

Other income (expense)
   Interest expense                                       (56,983)     (124,558)
   Miscellaneous                                              640        10,209
                                                      -----------    ----------

   Total other income (expense)                           (56,343)     (114,349)
                                                      -----------    ----------


Net loss                                              $(1,112,698)   $ (343,229)
                                                      ===========    ==========

Net loss per share - basic and diluted                $     (0.15)   $    (0.43)

Number of weighted average shares - basic and diluted   7,428,163       800,000



See accompanying notes to unaudited condensed consolidated financial statements.

                                          VENTURES-NATIONAL INCORPORATED
                                        (dba TITAN GENERAL HOLDINGS, INC.)
                                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    (Unaudited)

                                                                                     Quarter Ended
                                                                                      November 30
                                                                                 2002             2001
                                                                                 ----             ----
Cash flows provided by (used for) operating activities
   Net loss                                                                  $(1,112,698)      $  (343,229)
   Adjustments to reconcile net loss to net cash provided by (used for)
     operating activities:
                  Depreciation and amortization                                   93,549           117,128

                  Non-cash compensation                                          427,500                --
Changes in assets and liabilities:
   (Increase) decrease in assets
                  Accounts receivable                                             24,527           308,694
                  Inventories                                                     35,444           (35,675)
                  Deferred costs                                                 (34,190)               --
                  Other current assets                                            51,187            26,953
                  Other assets                                                    (6,513)           28,306
   Increase (decrease) in liabilities
                  Accounts payable and accrued expenses                          110,950           108,453
                                                                             -----------       -----------

                  Total adjustments                                              702,454           553,859
                                                                             -----------       -----------

                  Net cash from (used by) operating activities                  (410,244)          210,630
                                                                             -----------       -----------

Cash flows provided by (used for) investing activities:
   Purchases of fixed assets                                                    (137,624)          (44,134)
                                                                             -----------       -----------

                  Net cash used by investing activities                         (137,624)          (44,134)
                                                                             -----------       -----------

Cash flows provided by (used for) financing activities:
   Principal proceeds on line of credit from related party                       202,487                --
   Payments on notes and loans payable                                            (1,308)               --
   Proceeds from long-term debt                                                       --            65,372
   Payments on capital lease obligations                                         (17,252)          (24,199)
   Repayments of loans payable to related parties                                     --          (167,500)
   Proceeds from Private Placement Offering                                      764,552                --
                                                                             -----------       -----------

                  Net cash provided by financing activities                      948,479          (126,327)
                                                                             -----------       -----------

   Net increase (decrease) in cash                                               400,611            40,169
   Cash, beginning of quarter                                                     76,707           180,134
                                                                             -----------       -----------

   Cash, end of quarter                                                      $   477,318       $   220,303
                                                                             ===========       ===========

         See accompanying notes to unaudited condensed consolidated financial statements.


                                 VENTURES-NATIONAL INCORPORATED
                               (dba TITAN GENERAL HOLDINGS, INC.)
                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                           (Unaudited)

                                                                                   Quarter Ended
                                                                                      November 30
                                                                                 2002             2001
                                                                                 ----             ----
Supplemental disclosure of cash flow information:

         Interest paid                                                        $ 56,983          $124,558

Non-cash activities:

         Issuance of common stock for consulting fees
                                                                              $427,500                --

         Issuance of common stock for debt conversion
                                                                              $300,000                --



         See accompanying notes to unaudited condensed consolidated financial statements.

                         ENTURES-NATIONAL INCORPORATED
                       (dba TITAN GENERAL HOLDINGS, INC.)
         Notes to Unaudited Condensed Consolidated Financial Statements
                                  (Unaudited)


1. Basis of Presentation and Nature of Business Operations

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by Ventures-National Inc., doing business as Titan General Holdings, Inc. ("Titan" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to present fairly the financial position, the results of operations and cash flows of Titan for the period presented. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report to Shareholders on Form 10-KSB for the fiscal year ended August 31, 2002 as filed with the Securities and Exchange Commission. All significant intercompany accounts and transactions have been eliminated in preparation of the condensed consolidated financial statements.

        As of November 30, 2002, Titan had a working capital deficit of $2,478,713 and an accumulated deficit of $2,481,713.

        The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Nature of Business

        We are a manufacturer of time sensitive, high tech, prototype and pre-production printed circuit boards. We provide time-critical printed circuit board manufacturing services to original equipment manufacturers and electronic manufacturing services providers. Our prototype printed circuit boards serve as the foundation in many electronic products used in telecommunications, medical devices, automotive, military applications, aviation components, networking and computer equipment. Our time sensitive and high quality manufacturing services enable our customers to shorten the time it takes them to get their products from research and development phase to production phase, thus increasing their competitive position. Our focus is on high quality niche printed circuit boards consisting of complex, multi-layered, fine-lines and high-performance materials with delivery cycles between 24 hours and standard 10 day lead times at a competitive price.

        Beginning in the year 2001, Titan began acquiring cutting edge technology equipment and processes from competitors unable to remain in business due to a severe market downturn and overwhelming debt.

        Titan has also obtained customer lists and orders from several of these firms, resulting in new business opportunities. We have no material operations other than those of Titan.

Recently Issued Accounting Standards

        In July 2001, the Financial Accounting Statement Board ("FASB") issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase, therefore eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001, and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. We have implemented the provisions of SFAS No. 141 and have concluded that the adoption does not have a material impact on our financial statements.

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination), and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. We have implemented the provisions of SFAS No. 142 and have concluded that the adoption does not have a material impact on our financial statements.

        In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. We have implemented the provisions of SFAS No. 143 and have concluded that the adoption does not have a material impact on our financial statements.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. We have implemented the provisions of SFAS No. 144 and have concluded that the adoption does not have a material impact on our financial statements.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. We do not expect the adoption to have a material impact to our financial position or results of operations.

        In July 2002, the FASB issued SFAS No. 146 "Accounting for Exit or Disposal Activities." The provisions of this statement are effective for disposal activities initiated after December 31, 2002, with early application encouraged. We do not expect the adoption of FASB No. 146 to have a material impact to our financial position or results of operations.

2. Earnings (Loss) Per Common Share

        In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per common share is calculated by dividing net loss available to common stockholders less preferred dividends by the weighted average number of common shares outstanding. Diluted loss per common share is computed similarly to basic loss per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were not anti-dilutive. Titan has excluded all outstanding options and convertible debt from the calculation of diluted net loss per share because these securities are anti-dilutive. The number of outstanding shares and weighted average shares reflect a stock split of 3,866.667 to 1 effected February 22, 2002. As of November 30, 2002, Titan had approximately 1,085,000 common stock equivalent shares.

        For the quarter ended November 30, 2001, the Company was not a publicly traded entity. Therefore, basic loss per common share and diluted loss per common share presented for the quarter ended November 30, 2001, calculated on the same basis as the quarter ended November 30, 2002, is presented pro-forma only.

3. Private Placement Offering and Common stock Transactions

        As of November 30, 2002, we raised $1,064,552 from our private Placement offering (the "Private Placement") and issued 1,419,400 shares of Common stock at $0.75 per share. Of the total raised to date, we received $764,552 during the quarter ended November 30, 2002 and $300,000 during August 2002. We expect to close our Private Placement in January 2003. A portion of the funds raised through November 30, 2002 have been used for operating activities.

        The Company also had two non-interest bearing loans payable totaling $300,000, ($150,000 each) which were converted to 400,000 shares of common stock at $0.75 per share. Such conversions are reflected in the unaudited Balance Sheet at November 30, 2002.

4. Loans and Notes Payable - Related Parties

        On June 28, 2002, Titan entered into a loan and security agreement (the "Agreement") with Alco Financial Services, an entity owned by a member of its Board of Directors, and paid a loan fee of $24,000 which is being amortized to interest expense at $2,000 per month. Under the terms of the Agreement, the Company can borrow up to the sum of (1) 80% of the net face value of the Company's eligible accounts receivable, plus (2) the lesser of (i) $100,000 or
(ii) 50% of eligible inventory. The Agreement carries an interest rate of the greater of (a) 3.5% over the prime rate, which is defined as the prime rate stated on the Wall Street Journal, (b) interest rate at the date of the loan agreement, 8.25% or (c) a minimum monthly interest charge of $7,500. The Agreement matures on June 28, 2003 and is secured by all accounts receivable and inventory of the Company. The Company is subject to certain restrictions and covenants. During the quarter ended November 30, 2002, the Company amortized loan fees of $6,000 and paid interest of $38,946. The outstanding principal balance was $936,171 at November 30, 2002.

        At November 30, 2002, the Company owed approximately $353,000 of a non-interest bearing loan to a major shareholder. In December 2002, approximately $103,000 of the obligation was converted into 137,334 shares of common stock at $0.75 per share.

        At November 30, 2002, the Company owed $1,741,146 to Ohio Investors of Wisconsin, an affiliate of the Company. In December 2002, the loan was converted into 2,321,528 shares of common stock at $0.75 per share.

5. Non-Recurring Cost:


        Non-recurring cost includes certain setup up cost totaling $110,076 for its new facilities located in Fremont, California. On July 6, 2002, we executed a sublease for a former facility of Tyco Electronics, Inc. located in Fremont, California. It is our intention to occupy that facility during the second calendar quarter of 2003 and move all of our current operations to that facility. We have incurred costs of approximately $100,000 during the three months ended November 30, 2002 to retrofit that facility to our specifications.


6. Going Concern

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Through November 30, 2002, the Company has not been able to generate sufficient revenue from its operations to cover its costs and operating expenses. Although the Company has been able to issue its common stock through private placements to raise capital in order to fund its operations, it is not known whether the Company will be able to continue this practice, or be able to obtain other types of financing or if its revenue will increase significantly to be able to meet its cash operating expenses. This, in turn, raises substantial doubt about the Company's ability to continue as a going concern. Management anticipates revenue to grow as a result of additional products offered to its customers after the move to its new facility. Management believes that the private equity financing and new product offerings will enable the Company to generate positive operating cash flows and continue its operations. However, no assurances can be given as to the success of these plans. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

7. Subsequent Events

        Subject to the approval by the stockholders, on December 18, 2002, the Board of Directors approved an Employee Stock Option Plan (the "ESOP") and a Director Stock Option Plan (the "DSOP"). Subject to such stockholders' approval, Titan can additionally allocated 1,000,000 and 450,000 shares for issuance under the ESOP and DSOP, respectively and conditionally granted 50,000 options under the ESOP and 100,000 options to directors under the DSOP. Condition upon stockholder' approval, such ESOP shares were conditionally granted at $1.50 per share, are subject to ratable vesting over five years and expire ten years from grant date.

        The DSOP shares were granted at $1.50 per share, were fully vested at the grant date, and expire (subject to earlier termination or exercise) ten years from the grant date. The DSOP, contains provisions so that upon first election or appointment to the Board, each newly elected eligible director will be granted an option to purchase 50,000 shares. Immediately following each annual stockholders meeting, commencing with the meeting following the close of fiscal year 2002, an eligible director serving as Chairman of the Board, other than an eligible director first elected to the Board within the 12 months immediately preceding and including such meeting, will be granted an option to purchase 50,000 shares; and each eligible director, other than an eligible director first elected to the Board within the 12 months immediately preceding and including such meeting, will be granted an option to purchase 50,000 shares.

        On December 18, 2002, the Board of Directors, subject to approval by the stockholders, approved the grant of 480,000 non-qualified stock options to employees.

        At November 30, 2002, the Company owed approximately $353,000 of a non-interest bearing loan to a major shareholder. In December 2002, approximately $103,000 of the obligation was converted into 137,334 shares of common stock at $0.75 per share.

        At November 30, 2002, the Company owed $1,741,146 to Ohio Investors of Wisconsin, an affiliate of the Company. In December 2002, the loan was converted into 2,321,528 shares of common stock at $0.75 per share.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Ventures-National, Inc.
  (dba Titan General Holdings, Inc.)
Santa Clara, California

We have audited the accompanying consolidated balance sheet of Ventures-National, Inc. (dba Titan General Holdings, Inc.) as of August 31, 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended August 31, 2002 and the period from March 27, 2001 (inception) to August 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ventures-National, Inc. (dba Titan General Holdings, Inc.) as of August 31, 2002, and the results of its operations and its cash flows for the year ended August 31, 2002, and for the period from inception (March 27, 2001) to August 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying consolidated financial statements, the Company' working capital deficit and significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
October 25, 2002

           VENTURES-NATIONAL, INC. (dba TITAN GENERAL HOLDINGS, INC.)

                  CONSOLIDATED BALANCE SHEET - AUGUST 31, 2002

                                     ASSETS

Current assets:
   Cash and cash equivalents                                        $    76,707
   Accounts receivable, net                                           1,237,750
   Inventories, net                                                     297,999
   Deferred cost                                                         35,000
   Other current assets                                                  79,262

         Total current assets                                         1,726,718

   Property, equipment and improvements, net of accumulated
     depreciation and amortization                                    2,488,201

   Intangible assets, net of accumulated amortization                    49,982
   Other assets                                                         131,059

                                                                    $ 4,395,960
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable and accrued expenses                              1,061,777
   Loans and notes payable, including
     $3,127,830 to related parties                                    3,140,914
   Due to related parties                                                 9,660
   Current portion of long-term debt                                    131,692
   Current portion of capital lease obligations                         116,078

         Total current liabilities                                    4,460,121

Long-term debt, less current portion                                    120,891
Capital lease obligations, less current portion                         334,805

Stockholders' deficit:
   Common stock, $0.001 par value, 950,000,000 shares authorized;
     6,979,701 issued and outstanding                                     6,979
   Additional paid-in capital                                         1,181,715
   Accumulated deficit                                               (1,708,551)

         Total stockholders' deficit                                   (519,857)
                                                                    $ 4,395,960

           VENTURES-NATIONAL, INC. (dba TITAN GENERAL HOLDINGS, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                    From inception
                                                                Year ended         (March 27, 2001)
                                                                August 31,           to August 31,
                                                                   2002                  2001
                                                               -----------           -----------
Revenue                                                        $ 8,321,292           $   883,487

Cost of revenue                                                  7,079,941               580,827
                                                               -----------           -----------

Gross profit                                                     1,241,351               302,660

Operating expenses:
     Sales and marketing                                           851,444               120,511
     General and administrative expenses                         1,123,857               131,822
     Merger cost                                                   420,611                     -
     Non-recurring cost                                            117,920                     -
                                                               -----------           -----------

Income (loss) from operations                                   (1,272,481)               50,327
                                                               -----------           -----------

Other income (expense):
     Interest expense                                             (484,487)              (43,203)
     Miscellaneous                                                  26,167                15,126
                                                               -----------           -----------

            Total other income (expense)                          (458,320)              (28,077)
                                                               -----------           -----------

Income (Loss) before provision for income taxes                 (1,730,801)               22,250

Provision for income taxes                                               -                     -
                                                               -----------           -----------

Net income (loss)                                              $(1,730,801)          $    22,250
                                                               ===========           ===========

Net loss per share - basic and diluted                         ($     0.26)          $      0.00
                                                               ===========           ===========

Number of weighted average shares - basic and diluted            6,615,598             6,600,000
                                                               ===========           ===========

                                  VENTURES-NATIONAL (dba TITAN GENERAL HOLDINGS, INC.)

                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                          YEAR ENDED AUGUST 31, 2002 AND PERIOD
                                   FROM MARCH 27, 2001 (INCEPTION) TO AUGUST 31, 2001

                                                                                                               Total
                                                                          Additional                       stockholders'
                                                  Common stock              paid-in        Accumulated         equity
                                             Shares         Amount          capital          deficit         (deficit)
Balance as of March 26, 2001                        -     $     -         $         -      $         -      $         -

Issuance of common stock                      800,000         800             898,423                -          899,223

Net income                                          -           -                   -           22,250           22,250

Balance as of August 31, 2001,                800,000         800             898,423           22,250          921,473

Acquisition of SVPC
   Partners, LLC assets                     5,800,000       5,800                (800)               -            5,000

Issuance of common stock to
   related party as consulting
   fees at $.10 per share                     100,000         100               9,900                -           10,000

Issuance of common stock for
   compensation to related party
   at $1.5 per share                           50,000          50              74,950                -           75,000

Issuance of common stock
   to pay off loans payable
   to related parties
   at $1.5 per share                          130,490         130             195,605                -          195,735

Reverse acquisition between
   Titan Acquisition Corp. and
   Titan EMS, Inc. on August 30, 2002          99,211          99              (9,759)               -           (9,660)

Issuance of warrants to consultants                 -           -              13,396                -           13,396

Net loss                                            -           -                   -       (1,730,801)      (1,730,801)

Balance as of August 31, 2002               6,979,701     $ 6,979         $ 1,181,715      $(1,708,551)     $  (519,857)

           VENTURES-NATIONAL, INC. (dba TITAN GENERAL HOLDINGS, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                         From March 27,
                                                                     Year ended          2001 (Inception)
                                                                     August 31,            to August 31,
                                                                        2002                   2001
Cash flows provided by (used for)
  operating activities:
     Net income (loss)                                               $(1,730,801)          $    22,250

     Adjustments to reconcile net income (loss)
       to net cash provided by (used for)
       operating activities:
           Depreciation and amortization                                 433,756                65,755
           Bad debt and sales return allowance                           126,182                     -
           Loan fees to lender                                           100,000                     -
           Non cash compensation                                          98,396                     -
           Inventory reserve                                              20,000                     -

     Changes in assets and liabilities:
        (Increase) decrease in assets
           Accounts receivable                                          (227,668)             (210,355)
           Inventories                                                   142,609              (124,763)
           Other current assets                                           35,202                67,069
           Other assets                                                 (115,834)                    -

        Increase (decrease) in liabilities
           Accounts payable and accrued expenses                         578,290                94,932
              Total adjustments                                        1,190,933              (107,362)

              Net cash used by operating activities                     (539,868)              (85,112)

Cash flows provided by (used for) investing activities:
     Purchases of assets pursuant to purchase
       agreement, net of cash received from acquisition                        -              (914,970)
     Purchases of fixed assets                                          (620,417)                    -

              Net cash used by investing activities                     (620,417)             (914,970)

Cash flows provided by (used for) financing activities:
     Principal proceeds on notes and loans
        payable from related parties                                   1,582,419                     -
     Payments on notes and loans payable                                (334,730)              (46,667)
     Payments on long-term debt                                         (104,693)               (9,224)
     Payments on capital lease obligation                                (91,138)               (7,979)
     Proceeds from contributions by stockholders                           5,000             1,244,086

              Net cash provided by financing activities                1,056,858             1,180,216

                                                                                         From March 27,
                                                                     Year ended          2001 (Inception)
                                                                     August 31,            to August 31,
                                                                        2002                   2001
Net increase (decrease) in cash                                         (103,427)              180,134
Cash, beginning of year                                                  180,134                     -

Cash, end of year                                                    $    76,707           $   180,134

Supplemental disclosure of cash flow information:

         Interest paid                                               $   504,713           $    18,792
         Income tax paid                                             $         -           $         -

Non cash activities:

         Loans and notes payable incurred for
           purchase of property and equipment                        $    15,700           $   175,000

         Long-term debt incurred for purchase
           property and equipment                                    $         -               366,500

         Capital lease obligations incurred for
           purchase of property and equipment                        $         -               550,000

         Issuance of common stock for
           consulting fees                                           $    10,000           $         -

         Issuance of common stock to related
           party as compensation                                     $    75,000           $         -

         Issuance of common stock to related
           parties to pay off debt                                   $   195,735           $         -

         Issuance of common stock for acquisition
          of intangible assets from related party                    $         -           $    65,194

         Borrowings from related party to pay off term loan
           term loan                                                 $ 1,741,146           $         -

(1) Organization, Merger Activities and Basis of Presentation:

        Business Activity:

        Ventures-National, Inc. (dba Titan General Holdings, Inc.) (the "Company") was formed on March 1, 1985 as an Utah corporation. Before its wholly owned subsidiary, Titan EMS Acquisition Corp. (Acquisition Corp.), merged with Titan EMS, Inc. (Titan), the Company has no revenue and minimal amount of expenses.

        Titan, a wholly owned subsidiary of Ventures-National, Inc., was formed on March 27, 2001, as a Delaware corporation, with its principal office in Santa Clara, California. In its Santa Clara facilities, Titan manufactures printed circuit boards ("PCB"), with emphasis on time critical production for both prototype and low-to-medium volume orders. Its customers are located throughout the United States with a concentration in California. Currently the Company's operating results are all generated from Titan's operations.

        Merger Activity:

        On August 12, 2002, Titan entered into an Agreement and Plan of Merger (the "Merger") with Titan EMS Acquisition Corp., a wholly owned subsidiary of Ventures-National, Inc. ("Ventures"). The Merger became effective on August 30, 2002 at which time Titan became a wholly owned subsidiary of Ventures. Under the Merger, the holders of capital stock of Titan received an aggregate of 6,880,490 shares of common stock of Ventures, representing approximately 80% of the outstanding common stock of Ventures immediately following the Merger. Upon the completion of the Merger, Titan's directors and officers became directors and officers of the merged company. In addition, each outstanding option of Titan will be converted into one option of Venture.

        For accounting purposes, the Merger was accounted for as a reverse-merger, where Titan is the acquirer. Because the Merger is accounted for as a purchase of Ventures, the historical financial statements of Titan became the historical financial statements of Ventures after the Merger.

        The accompanying consolidated financial statements as of August 31, 2002, include the operating results of Titan up to the closing day of August 30, 2002 and the operating results of Ventures after August 30, 2002.

        Basis of Presentation:

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. At August 31, 2002, the Company had a working capital deficit of $2,733,403 and an accumulated deficit of $1,708,551.

        Management plans to take the following steps that it believes will be sufficient to provide Titan with the ability to continue its operations:

        Management intends to raise additional equity through a private equity transaction currently being offered to interested investors. Titan plans to use the proceeds of the private equity transaction to expand its current product offering to allow for additional processing services for its customers. Management anticipates revenues to grow as a result of additional customer offerings. Management believes that the private equity financing and new product offerings will enable the Company to generate positive operating cash flows and continue its operations. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

        The accompanying consolidated statements of operations include the consolidated statement of operations for Titan, which includes the operating results of SVPC Partners, LLC (after the acquisition of Circuit Systems) for the period from July 16, 2001 to August 31, 2001. The accompanying consolidated statements of operations also include the operating results of SVPC Partners, LLC from September 1, 2001 to August 6, 2002 (date of merger with Titan), of Titan from August 7, 2002 to August 30, 2002, and of Ventures on August 31, 2002.

(2) Summary of Significant Accounting Policies:

        Consolidation Policy:

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Titan EMS Acquisition Corp., which merged with Titan EMS, Inc. under a reverse-merger effective August 30, 2002. All material intercompany transactions have been eliminated.

        Use of Estimates:

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition:

        The Company derives its revenue primarily from the sale of PCBs using customers' design plans and recognizes revenues when products are shipped to customers. Provisions for discounts to customers, estimated returns and allowances are provided for the same period the related revenue is recorded by using an estimate based on a percent of Accounts Receivable which is consistent with or historical activity and our industry peers policy. This allowance is also checked against the percentage of Accounts Receivable that are over 90 days and Accounts Receivable that may be in dispute due to a change in customer specifications. Given the current market conditions that percent is approximately three percent. The percentage used may fluctuate as market conditions for our customers change over time.

        Cash and Cash Equivalents:

        The Company considers highly liquid investments with a maturity of three months or less to be cash equivalents and consist primarily of interest-bearing bank accounts and short-term debt securities. As of August 31, 2002, the Company had no short-term debt securities.

        Concentration of Credit Risk:

        The Company generally extends credit to its customers, which are concentrated in the computer and electronics industries and performs ongoing credit evaluations of its customers. Typically, the Company does not require collateral. The Company routinely reviews the collectability of its accounts receivable and provides an allowance for potentially uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. At August 31, 2002, the Company provided an allowance for doubtful accounts of $50,000 and an allowance of $30,000 for sales returns.

        Three vendors accounted for approximately 55% of the Company's purchases for the year ended August 31, 2002. At August 31, 2002, accounts payable included an outstanding balance of approximately $114,000 owed to these three vendors.

        Inventories:

        Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

        Property, Equipment and Improvements:

        Property, equipment and improvements are valued at cost. Depreciation and amortization are provided using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lease term.

        Property, Equipment and Improvements, Continued:

        The estimated service lives of property, equipment and improvements are as follows:

        Automobile                        5 years
        Office equipment                  7 years
        Buildings                        15 years
        Production equipment              7 years
        Leasehold improvements            3 years
        Software                          3 years

        During the year ended August 31, 2002, the Company purchased certain assembling equipment and fixed assets and incurred certain setup cost for its System Integration Division. Such cost was being capitalized as Construction in Progress. As of August 31, 2002, the Company has not commenced the operations of this division. Accordingly, none of these capitalized costs have been depreciated for the year ended August 31, 2002.

        Intangible Assets:

        Intangible assets include customer list representing the customer accounts acquired, which is amortized on a straight-line basis over a period of five years, commencing on the date of the acquisition. Accumulated amortization was $15,212 at August 31, 2002.

        Long-Lived Assets:

        In accordance with Statement on Financial Standards ("SFAS") No. 121 "Accounting For The Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of," long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be realizable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of the asset, less cost to sell.

        Advertising:

         The Company expenses advertising costs when incurred. Advertising expense totaled $6,146 for the year ended August 31, 2002 and $6,612 for the period from March 27, 2001 (inception) to August 31, 2001.

         Basic and Diluted Loss Per Share:

         In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders less preferred dividends by the weighted average number of common shares outstanding. Diluted loss per common share is computed similarly to basic loss per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were not anti-dilutive. The Company has excluded all outstanding options and convertible debt from the calculation of diluted net loss per share because these securities are anti-dilutive. The number of outstanding shares and weighted average shares reflects a stock split of 3,866.667 to 1. As of August 31, 2002, the Company has approximately 1,060,000 common stock equivalents.

         Income Taxes:

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent upon generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         SVPC Partners, LLC was formed as a limited liability company. Under the Internal Revenue Code provisions, the members are liable for income tax on their respective shares of the Company's taxable income. In addition, SVPC Partners, LLC is subject to an $800 annual tax for California and a fee based on the Company's annual revenues. The fee ranges from $900 to $11,790, depending on the revenues.

         Fair Value of Financial Instruments:

         The carrying amount of the Company's cash and cash equivalents, accounts receivable, notes payable, accounts payable, and accrued expenses, none of which is held for trading, approximates their estimated fair values due to the short-term maturities of those financial instruments.

         Comprehensive Income:

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of August 31, 2002, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the consolidated financial statements.

         Reporting Period:

         The Company's previous year-end was June 30. The consolidated financial statements have been prepared and presented for the year ended August 31, 2002 and the period from March 27, 2001 to August 31, 2001 as the Company elected August 31 as its year-end after the merger with Titan. Titan's previous year-end was December 31.

         Segment Reporting:

         Based on the Company's integration and management strategies, the Company operated in a single business segment. For the year ended August 31, 2002 and the period from March 27, 2001 ended August 31, 2001, all revenue has been derived from domestic operations.

         New Accounting Pronouncements:

         In July 2001, the Financial Accounting Statement Board ("FASB") issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001, be accounted for as a purchase, therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001, and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company has implemented the provisions of SFAS No. 141 and has concluded that the adoption does not have a material impact on its consolidated financial statements.

         In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement, and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination), and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001, for any intangibles acquired in a business combination initiated after June 30, 2001. The Company has implemented the provisions of SFAS No. 142 and has concluded that the adoption does not have a material impact on its consolidated financial statements.

         In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to its financial position or results of operations.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to its financial position or results of operations.

         In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to its financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146 "Accounting for Exit or Disposal Activities." The provisions of this statement are effective for disposal activities initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption of FASB No. 146 to have a material impact to its financial position or results of operations.

(3) Mergers and Acquisitions:

         Merger with Ventures-National, Inc.

         On August 12, 2002, Titan entered into an Agreement and Plan of Merger (the "Merger") with Titan EMS Acquisition Corp., a wholly owned subsidiary of Ventures. The Merger became effective on August 30, 2002 (after the date was closed) at which time Titan became a wholly owned subsidiary of Ventures. Under the Merger, the holders of capital stock of Titan received an aggregate of 6,880,490 shares of common stock of Ventures, representing approximately 80% of the outstanding common stock of Ventures immediately following the Merger. Upon the completion of the Merger, Titan's directors and officers became directors and officers of the merged company. In addition, each outstanding option of Titan will be converted into one Venture options.

         For accounting purposes, the Merger was accounted for as a reverse-merger, where Titan is the acquirer. Because the Merger is accounted for as a purchase of Ventures, the historical financial statements of Titan became the historical financial statements of Ventures after the Merger.

         Merger with SVPC Partners, LLC

         On August 6, 2002, prior to its merger with Ventures, and except for real estate and related obligations, Titan purchased all operating assets and assumed all operating liabilities of SVPC Partners, LLC (an affiliate company of Titan), by issuing 800,000 shares of Titan's stock to SVPC Partners, LLC. Before this acquisition, Titan had no revenue and limited operating expenses. Subsequent to the transactions, SVPC Partners, LLC owned approximately 12% of the total issued and outstanding shares of Titan, while approximately 88% of those were owned by Irrevocable Children's Trust.

         This transaction is considered a re-capitalization where the controlling shareholder of SVPC Partners, LLC and Titan remains the controlling shareholder of the combined company after this transaction. The historical financial statements of SVPC Partners, LLC became the historical financial statements of Titan up to August 5, 2002.

         Immediately before this transaction, the net assets of Titan were immaterial to the combined balance sheet.

         Acquisition of SVPC Circuit Systems, Inc.

         On July 16, 2001, SVPC Partners, LLC purchased a substantial amount of assets and assumed liabilities of Circuit Systems, a manufacturer of PCBs, through the bankruptcy court to commence its operations. This transaction constituted a business purchase.

         SVPC Partners, LLC continued Circuit Systems' core business after the acquisition. The purchase constitutes a business acquisition and was accounted for using the purchase method of accounting. Accordingly, the operating results of this acquired business have been included in the accompanying consolidated financial statements since the date of the acquisition. The total purchase price of $5,786,397 was allocated among assets acquired and liabilities assumed based on their estimated fair values at the date of purchase. SVPC Partners, LLC acquired Circuit Systems through cash payments of $914,970 and other short-term and long-term loans totaling $4,871,427.

         Assets and liabilities are recorded at fair value. Accounts receivable, other current assets, other assets, accounts payable, and accrued expenses are recorded at the carrying values from Circuit Systems, which approximate the fair values. Inventories were valued based on the carrying values less the reduction of inventory values due to obsolescence. Land and buildings are based on the amounts stated in the appraisal. Remaining purchase price was assigned to property and equipment, which approximates fair value based on management's assessment.

         The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed:

Accounts receivable, net                                $ 1,435,909
Inventories                                                 335,845
Other current assets                                        181,533
Land and buildings                                        1,900,000
Property and equipment                                    2,271,435
Other assets                                                 15,225
Accounts payable and accrued expenses                      (353,550)
                                                        -----------
Purchase price                                          $ 5,786,397
                                                        ===========

         Proforma results of operations as if the SVPC Circuit Systems, Inc. had been acquired at the beginning of the fiscal year are as follows:

                                                     2002             2001
                                                     ----             ----
Revenue:
  As reported                                    $  8,321,292    $    883,487
  Pro forma                                      $  8,321,292    $ 12,423,425

Net income (loss):
  As reported                                    $ (1,730,801)   $     22,250
  Pro forma                                      $ (1,730,801)   $ (4,505,250)

Basic and diluted earnings (loss) per share:
  As reported                                    $      (.26)    $        .00
  Pro forma                                      $      (.26)    $       (.68)


(4) Inventories:

         Inventories as of August 31, 2002 consist of the following:

                 Raw materials                                       $   152,591
                 Work in process                                         145,408
                                                                     -----------
                                                                     $   297,999
                                                                     ===========

         At August 31, 2002, the reserve for obsolescence was $20,000.


(5) Property, equipment, and improvements:

         A summary as of August 31, 2002, is as follows:

                 Automobile                                          $    26,684
                 Office equipment                                         16,421
                 Production equipment                                  2,364,594
                 Leasehold improvements                                   17,280
                 Software                                                 18,648
                 Construction in progress                                454,023
                                                                     -----------
                                                                       2,897,650
                 Less accumulated depreciation and amortization          409,449
                                                                     -----------
                                                                     $ 2,488,201
                                                                     ===========

         Depreciation and amortization expense for property, equipment, and improvements amounted to $420,727 for the year ended August 31, 2002 and $63,572 for the period from March 27, 2001 to August 31, 2001.

(6) Intangible Assets:

         A summary is as follows:

           Customer list                                               $  65,194
           Less accumulated amortization                                  15,212
                                                                       ---------
                                                                       $  49,982
                                                                       =========

         Amortization expense for intangible assets amounted $13,029 for the year ended August 31, 2002 and $2,183 for the period from March 27, 2001 to August 31, 2002.

(7) Loans and Notes Payable:

         Non-Related Parties

         In July 2001, in relation to the purchase of Circuit Systems, the Company entered a Term Loan Agreement ("Acquisition Term Loan") with the bankruptcy court in which it agreed to pay $3,269,927. The Acquisition Term Loan originally matured on November 15, 2001, and was extended until September 15, 2002. Beginning January 15, 2002, the Company made monthly payments of $25,000. The Acquisition Term Loan carried interest at 2% over prime and was secured by:
(i) all intangible assets; (ii) equipment excluding those under financing or lease arrangements; (iii) investment properties, including the shopping center owned by Ohio Investors of Wisconsin, an affiliate of the Company; (iv) cash in bank; and (v) California real properties, including all property improvements. In August 2002, Ohio Investors of Wisconsin paid off the outstanding balance and this term loan has $0 outstanding balance as of August 31, 2002.

         In January 2002, the Company secured a non-interest bearing auto loan for $15,700 and is required to make monthly payments of $436 through February 2005. The Company expects to pay off this loan in the next 12 months; therefore, the loan was classified as short-term. As of August 31, 2002, the outstanding balance of this loan was $13,084. This loan was originally entered between SVPC Partners, LLC and the lender. The Company assumed the outstanding balance of this loan pursuant to its purchase of SVPC Partners, LLC on August 6, 2002.

         The Company had an outstanding note payable related to an equipment purchase through the bankruptcy court in July 2001. This note carried an interest rate of 6.25% and was secured by production equipment. The Company was required to make monthly payments of $12,396, including interest, through July 2002. As of August 31, 2002, this note had been repaid in full.

Related Parties

         Before the re-capitalization between Titan and SVPC Partners, LLC on August 6, 2002, Ohio Investors of Wisconsin, an affiliate of Titan, paid off the outstanding balance of the term loan for approximately $3,141,146. SVPC Partners, LLC sold the land and buildings to Ohio Investors Wisconsin for approximately $1,400,000, which reduced the amount owed to Ohio Investors of Wisconsin to $1,741,146. The Company entered into a $1,741,146 loan agreement with Ohio Investors of Wisconsin. At the option of Ohio Investors of Wisconsin loan balance is convertible into 2,321,528 shares of Ventures' common stock after the merger with Ventures at a price of $0.75 per share, which approximates the fair market value per share based on the management's assessment. Based on the conversion terms, no beneficial conversion feature is included with this convertible note. According to EIFT 00-27, no discount or premium is recorded. Subsequent to August 31, 2002, the Company converted the outstanding balance of this loan into 2,321,528 shares of Ventures' common stock at $0.75 per share. See the proforma financial information included in this Note reflecting the effect of this conversion.

         In June 2002, the Company entered into a loan and security agreement with Alco Financial Services, an entity owned by a member of Ventures Board of Directors. Under the terms of the agreement, the Company can borrow up to the sum of (1) 80% of the net face amount of the Company's eligible accounts receivable, plus (2) the lesser of (i) $100,000 or (ii) 50% of the eligible inventory. The loan carries an interest rate of the greater of (a) 3.5% over the prime rate or (b) interest rate at the date of the loan agreement (June 28, 2002), and matures on June 28, 2003. This loan is subject to a loan fee of $24,000 for one year and a minimum monthly interest charge of $7,500, and it is secured by all tangible assets of the Company. The Company is subject to certain restrictions and covenants. During the year ended August 31, 2002, the Company incurred and paid interest expense of $202,515. As of August 31, 2002, the outstanding balance of the loan was $733,684.

         The Company has an unsecured loan payable of $353,000 to its major shareholder. The loan is non-interest bearing and is due on demand. Subsequent to August 31, 2002, the Company converted $103,000 of the loan into 137,334 shares of Ventures' common stock at $0.75 per share. It is the Company's intention to repay the remaining $250,000 upon closing of its contemplated private equity transaction. See the proforma financial information included in this Note reflecting the effect of this conversion.

         In August 2002, the Company obtained two non-interest bearing loans payable totaling $300,000 ($150,000 each). Subsequent to August 31, 2002, the Company converted the outstanding balance of this loan into 400,000 shares of Ventures' common stock at $0.75 per share. See the proforma financial information included in this Note reflecting the effect of this conversion.

         The Company had two unsecured 10% loans payable totaling $195,735 to affiliated companies. On August 31, 2002, the Company converted the loans into 130,490 shares of its common stock at $1.5.

                         Proforma Financial Information

         Proforma balance sheet information as if the conversion of debt to equity took place at August 31, 2002 is as follows:

               Current liabilities:
                 As reported                                 $  4,460,121
                 Pro forma                                   $  2,315,975

               Working capital deficit:
                 As reported                                 $  2,733,403
                 Pro forma                                   $    589,257

               Stockholders' equity (deficit):
                 As reported                                 $   (519,857)
                 Pro forma                                   $  1,624,289


(8) Long-Term Debt:

         A summary as of August 31, 2002, is as follows:

              Unsecured 6.25% note payable to a
                financing company, payable in monthly
                installments of $11,133, including interest,
                through May 2003                                       $ 252,583

                Less current maturities                                  131,692
                                                                       ---------
                                                                       $ 120,891
                                                                       =========

         A summary of the long-term debt maturities at August 31, 2002, is as follows:

              Year ending August 31,
                  2003                                                 $ 131,692
                  2004                                                   120,891
                  Thereafter                                                   -
                                                                       ---------
                                                                       $ 252,583
                                                                       =========

(9) Obligations Under Capital Leases:

         The following is a schedule by years of future minimum lease payments required under capital lease obligations together with the present value of the net minimum lease payments, as of August 31, 2002:

              Year ending August 31,
                  2003                                                 $ 148,422
                  2004                                                   137,005
                  2005                                                   137,005
                  2006                                                    96,994
                  Thereafter                                                  --
                                                                       ---------
              Total minimum lease payments                               519,426
              Less amounts representing interest                          68,543
                                                                       ---------
              Present value of net minimum lease payments                450,883
              Less current portion                                       116,078
                                                                       ---------
                                                                       $ 334,805
                                                                       =========

         The cost of property and equipment under capitalized lease obligations was $550,000, with related accumulated depreciation and amortization of $91,667 as of August 31, 2002.

(10) Income Taxes:

         Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. Accordingly a valuation allowance, in an amount equal to the net deferred tax asset as of August 31, 2002, has been established to reflect these uncertainties. As of August 31, 2002, the deferred tax asset before valuation allowances is approximately $98,000, for federal purposes.

         Income tax provision amounted to $0 for the period ended August 31, 2002 (an effective rate of 0%). A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

Computed tax at federal statutory rate of 34%                        $ (584,000)
Reduction for loss from SVPC Partners, LLC                              544,000
Temporary differences allocated to SVPC Partners, LLC operations        (58,000)
Change in valuation allowance                                            98,000
                                                                     ----------
                                                                     $       --
                                                                     ==========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Deferred tax assets:
  Allowance for doubtful accounts                                    $   27,000
  Inventory reserve                                                       7,000
  Accrued vacation                                                       24,000
  Net operating losses carryforwards                                     40,000
                                                                     ----------
  Net deferred assets before valuation allowance                         98,000
  Valuation allowance                                                   (98,000)
                                                                     ----------
  Net deferred tax assets                                            $       --
                                                                     ==========

         At August 31, 2002, the Company has available unused net operating losses carryforwards of approximately $110,000 for federal purposes that may be applied against future taxable income and that, if unused, begin to expire in 2022.

(11) Stock Options:

         As of August 31, 2002, the Company has not established an employee stock option plan. However, in August 2002, the Company granted 710,000 stock options to its Chief Executive Officer and Vice President of Sales. The exercise price for these options, based on the management's assessment, is equal to the fair market value of the Company's common stock at the date of grant. Options expire no later than five years from the grant date and are vested upon granted.

         Additional information with respect to the stock option activity is as follows:


                                                Number      Weighed average of
                                               of shares      exercise price
                                               ---------    ------------------
Outstanding at August 31, 2001                       --
Granted                                         710,000            $ 1.50
Exercised                                            --                --
Canceled                                             --                --
                                                -------            ------
Outstanding at August 31, 2002                  710,000            $ 1.50
                                                -------            ------
Options exercisable at August 31, 2002          710,000            $ 1.50
                                                =======            ======

         The following tables summarize information about stock options outstanding and exercisable at August 31, 2002:

                                                                                                Exercisable
                                Weighted average        Outstanding                               options
 Range of         Number of       remaining in            options                             weighted average
 exercise          shares       contractual life      weighted average       Number of         exercise price
  Prices         outstanding         in year           exercise price          shares           exercisable
 --------        -----------    ----------------      ----------------       ---------        ----------------
 $  1.50           710,000            5.0                 $ 1.50              710,000             $ 1.50

         The Company has elected to follow APB Opinion No. 25 (Accounting for Stock Issued to Employees) in accounting for its employee stock options. Accordingly, no compensation expense is recognized in the Company's consolidated financial statements because the exercise price of the Company's employee stock options equaled to the fair value of the Company's common stock on the date of grant. If under FASB Statement No. 123 (Accounting for Stock-Based Compensation) The Company determined compensation costs based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the following pro forma amounts:

                                                                    2002
                                                                    ----
               Net loss:
                 As reported                                     $(1,730,801)
                 Pro forma                                       $(1,811,905)

               Basic and diluted loss per share:
                 As reported                                     $      (.26)
                 Pro forma                                       $      (.27)

         The weighted average estimated fair value of stock options granted during 2002 was $1.5 per share, respectively. These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions used in the Black-Scholes model for stock options granted in 2002 were as follows:

              Risk-free interest rate                               4.0%
              Expected volatility of common stock                     1%
              Dividend yield                                          0%
              Expected life of options                           2 years

         The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company's options do not have the characteristics of traded options, therefore, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

(12) Warrants:

         The warrant activities as August 31, 2002 and 2001 follow:

                                                Number      Weighed average of
                                               of Shares      exercise price
                                               ---------    ------------------
Outstanding at March 27, 2001 (inception)            --          $    --
Granted                                              --               --
Exercised                                            --               --
Canceled                                             --               --
                                                -------          -------
Outstanding at August 31, 2001                       --               --
Granted                                         350,000             2.00
Exercised                                            --               --
Canceled                                             --               --
                                                -------          -------
Outstanding at August 31, 2002                  350,000          $  2.00
                                                =======          =======
Warrants exercisable at August 31, 2001              --          $    --
                                                =======          =======
Warrants exercisable at August 31, 2002         350,000          $  2.00
                                                =======          =======

         The following tables summarize information about warrants outstanding and exercisable at August 31, 2002:

                                                             Weighted
                                      Weighted average       Average                                Weighted
                       Number of         contractual     exercise price of     Number of            Average
Range of exercise       shares              life           outstanding          shares          exercise price of
      prices          outstanding         in year            warrants         exercisable    exercisable warrants
------------------    -----------     ----------------   -----------------    -----------    --------------------
     $ 2.00             350,000             2.0               $ 2.00            350,000              $ 2.00

         In August 2002, the Board of Directors approved and issued 350,000 warrants at an exercise price of $2.00 per share. The Company recognized expense of $13,396. The fair value of the warrants was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends, (ii) a risk free interest rate of 4%, (iii) expected volatility of 50%, and (iv) an expected life of two years.

(13) Retirement Plan:

         The Company has not established a 401(k) plan for the benefits of employees and therefore made no contributions for the year ended August 31, 2002 or for the period from March 27, 2001 to August 31, 2001.

(14) Commitments:

         The Company leases its facility. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of August 31, 2002:



                                    Real estate         Other         Total
                                    -----------         -----         -----
Year ending August 31,
    2003                          $     400,374        $   --     $    400,374
    2004                                435,787            --          435,787
    2005                                438,693            --          438,693
    2006                                352,934            --          352,934
    2007                                406,887            --          406,887
    Thereafter                          622,364            --          622,364
                                  -------------        ------     ------------
          Total                   $   2,657,039        $   --     $  2,657,039
                                  =============        ======     ============

         All leases expire prior to January 2009. Real estate taxes, insurance, and maintenance expenses are obligations of the Company. Rent expense totaled $309,614 for the year ended August 31, 2002 and $19,570 for the period from March 27, 2001 to August 31, 2002.

         In May 2001, the Company entered into a consulting agreement with a related party. Under the agreement, this related party will provide consulting services to The Company and will receive $9,000 in monthly consulting fees. The agreement was terminated in August 2002. During the year ended August 31, 2002, the Company incurred $108,000 and paid $99,000 of consulting fees to this related party.

         In July 2002, the Company entered into an at-will employment agreement with its Vice President of Sales ("VPS") that allows for either the Company or the VPS to terminate employment at any time. Under the at-will employment agreement, the Company will pay a base annual salary plus bonuses, which are based on achieving certain monthly sales quotas and normal employee benefits. This at-will employment agreement is for a term of five years from the date of the agreement. In the event the VPS is terminated without cause, the Company will pay three (3) months of base salary as severance and continuation of normal employee benefits during the three (3) month severance period. In addition, the Company has granted vested options to purchase up to 360,000 shares of the Company's common stock at $1.50 per share.

         In August 2002, the Company entered into a consulting agreement with several consultants for legal service. Under the terms of the agreement, the Company will issue 300,000 shares (including 100,000 S-8 shares and 200,000 restricted shares) of the Company's common stock for legal service for a period of 90 days after August 30, 2002.

         In August 2002, the Company entered into a consulting agreement with a consultant for legal service. Under the terms of the agreement, the Company will issue 100,000 S-8 shares of the Company's common stock for consulting service after the merger with Titan.

         In August 2002, the Company entered into an at-will employment agreement with its Chief Executive Officer ("CEO") that allows for either The Company or the CEO to terminate employment at any time. This at-will employment agreement is for a term of five years from the date of the agreement. Under the agreement, the CEO will receive a minimum salary and normal employee benefits. In addition, the Company has agreed to maintain a term life insurance policy $4,000,000, which, in the event of death of the CEO, the CEO's spouse and The Company will be equal beneficiaries. In the event the CEO is terminated without cause, the Company will pay three (3) months of salary as severance and continuation of normal employee benefits during the three (3) months severance period. In addition, the Company has granted vested options to purchase up to 350,000 shares of the Company's common stock at $1.50 per share.

         In July 2001, SVPC Partners, LLC entered an at-will employment agreement with an employee. Under the at-will agreement, the Company will pay this employee base salary. In addition, SVPC Partners, LLC has given 5% of the Company's interest as compensation. During the year ended August 31, 2002, this employment agreement was terminated and three shareholders agreed to acquire this former employee's shares for approximately $47,000.

(15) Non-Recurring Cost:


         Non-recurring cost includes certain non-capitalized costs related to setting up its System Integration Division (SID) totaling approximately $117,920.


(16) Subsequent Events (Unaudited):

         From the period of September 2002 to November 2002, the Company received approximately $1,200,000 from a private equity transaction. Such funds received to date and further amounts to be raised in the private equity transaction, net of certain professional fees, are to be used for Titan's operations and investment in capital assets. See Note 1 "Organization, Merger Activity and Basis of Presentation."

Subsequent to August 31, 2002, the Company converted a total of $2,144,146 outstanding loan balance to common stock. See Note (7) for proforma financial information if the conversion took place as of August 31, 2002.

                                3,802,281 Shares


                         VENTURES-NATIONAL INCORPORATED

                                  Common Stock

                               ------------------


                                   PROSPECTUS
                                April 10, 2003


                               ------------------







Until July 9, 2003, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.